Exhibit 10.1
EXECUTION VERSION

$650,000,000
REVOLVING LOAN CREDIT AGREEMENT
Dated as of October 31, 2007
among
MCJUNKIN CORPORATION,
as the Borrower
The Several Lenders
from Time to Time Parties Hereto
GOLDMAN SACHS CREDIT PARTNERS L.P. and
LEHMAN BROTHERS INC.,
as Co-Lead Arrangers and Joint Bookrunners
THE CIT GROUP/BUSINESS CREDIT, INC.,
as Administrative Agent and Co-Collateral Agent
BANK OF AMERICA, N.A.,
as Co-Collateral Agent and Syndication Agent,
and
JPMORGAN CHASE BANK, N.A., WACHOVIA BANK, N. A. and PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

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SCHEDULES

Schedule 1.1(A)	Existing Letters of Credit
Schedule 1.1 (B)	Initial Borrowing Base Guarantors
Schedule 1.1 (C)	Commitments and Addresses of Lenders
Schedule 1.1 (D)	Excluded Subsidiaries
Schedule 1.1(E)	Initial Cost Savings
Schedule 1.1(F)	Non-Core Assets
Schedule 8.12	Subsidiaries
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 9.17(C)	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.11	Closing Date Restrictions
Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit C	Form of Guarantee
Exhibit D	[Intentionally Omitted]
Exhibit E	Form of Perfection Certificate
Exhibit F	[Intentionally Omitted]
Exhibit G	Form of Security Agreement
Exhibit H	Form of Letter of Credit Request
Exhibit I-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit I-2	Form of Legal Opinions of Local Counsel
Exhibit J	Form of Closing Certificate
Exhibit K	Form of Assignment and Acceptance
Exhibit L	Form of Promissory Note (Revolving Credit Loans and Swingline Loans)
Exhibit M	Form of Joinder Agreement
Exhibit N	Form of Borrowing Base Certificate
Exhibit O	Form of Intercreditor Agreement

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     REVOLVING LOAN CREDIT AGREEMENT dated as of October 31, 2007, among MCJUNKIN CORPORATION, a West Virginia corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), Goldman Sachs Credit Partners L.P. (“GSCP”) and Lehman Brothers Inc., as Co-Lead Arrangers and Joint Bookrunners, The CIT Group/Business Credit, Inc. (“CIT”), as Administrative Agent and Co-Collateral Agent, Bank of America, N.A (“Bank of America”), as Co-Collateral Agent, Bank of America, as Syndication Agent and JPMorgan Chase Bank, N.A., Wachovia Bank, N.A. and PNC Bank, National Association, as Co-Documentation Agents (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1).
     WHEREAS, pursuant to the Stock Purchase Agreement (as amended from time to time in accordance therewith, the “Red Man Transaction Agreement”), dated as of July 6, 2007, among McJ Holding LLC, a Delaware limited liability company (“McJ Holding”) (for purposes of Sections 2.3(c) and 10.4 only), Red-Man Pipe and Supply Company, an Oklahoma corporation (“Red Man”), West Oklahoma PVF Company, a Delaware corporation (“Buyer”) and the shareholders of Red Man, Buyer will acquire all of the outstanding capital stock of Red Man (the “Red Man Transaction”);
     WHEREAS, to fund, in part, the Red Man Transaction, (a) the Sponsors and certain other investors (including the Management Investors) will contribute an amount in cash to McJ Holding (the “Equity Contribution”) in exchange for Stock and Stock Equivalents (which cash will be contributed to McJ Holding Corporation and in turn to the Borrower in exchange for common and/or preferred Stock), and (b) certain equity investments in Red Man held by existing shareholders of Red Man will be rolled over as equity of McJ Holding (the “Rollover Equity” and together with the Equity Contribution, the “Equity Investments”), which together with the amount of the Equity Contribution, shall be no less than an amount (the “Minimum Equity Investment Amount”) equal to 30% of the pro forma capitalization of the Borrower and McJ Holding on the Closing Date (after giving effect to the Transactions);
     WHEREAS, in connection herewith, the requisite lenders under the Term Loan Credit Agreement (as defined below) will enter into an amendment to the Term Loan Credit Agreement and the Intercreditor Agreement (as defined below) and the senior secured term loans (the “Term Loans”) under the Term Loan Credit Agreement shall remain outstanding;
     WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the aggregate of $650,000,000 plus the amount of New Revolving Credit Commitments (as defined below) less the sum of (i) the aggregate Letters of Credit Outstanding at such time and (ii) the aggregate principal amount of all Swingline Loans outstanding at such time. The Borrower has requested (a) the Letter of Credit Issuer to issue Letters of Credit at any time and from time to time prior to the L/C Maturity Date, in an aggregate face amount at any time outstanding not in excess of $60,000,000 and (b) to deem the letters of credit identified on Schedule 1.1(a) hereto (the “Existing Letters of Credit”) to be Letters of Credit for all purposes under this Agreement. The Borrower has requested the Swingline Lender to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $60,000,000;
     WHEREAS, the repayment of the Revolving Credit Loans will be secured by perfected security interests in and liens upon substantially all of the Accounts and Inventory and certain personal property relating to such Accounts and Inventory of the Borrower and each Guarantor, and the repayment of the Term Loans will be secured by perfected security interests in and liens upon substantially all of the personal property and certain real property of the Borrower and each Guarantor. The respective rights and priorities of the Lenders and the lenders under the Term Loan Agreement to such collateral will be as set forth in the Intercreditor Agreement;
     WHEREAS, the proceeds of up to $450,000,000 of Revolving Credit Loans will be used by the Borrower, together with the net proceeds of the Equity Investments, on the Closing Date (x) to finance the repayment of (i) substantially all of the existing indebtedness of Red Man and its subsidiaries (the “Red Man Group”) (other than existing indebtedness of Midfield Supply Co., a Nova Scotia unlimited liability company and its subsidiaries) and (ii) the Borrower under its existing Revolving Loan Agreement dated as of January 31, 2007 (the “Existing Revolving Credit Agreement”) (collectively, the “Debt Repayment”), (y) to effect the Red Man Transaction and (z) to pay Transaction Expenses. Proceeds of Revolving Credit Loans and Swingline Loans will be used by the Borrower on or after the Closing Date for working capital and other general corporate purposes (including Permitted Acquisitions). Letters of Credit will be used by the Borrower for general corporate purposes; and
     WHEREAS, the Lenders and Letter of Credit Issuer are willing to make available to the Borrower such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
     SECTION 1. Definitions
     1.1 Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
     “ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.
     “Account” has the meaning assigned to such term in the Security Agreement.

     “Account Debtor” means any Person obligated on an Account.
     “Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
     “Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
     “Activation Notice” shall have the meaning provided in Section 15.1(d)(i).
     “Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
     “Administrative Agent” shall mean CIT, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.
     “Administrative Agent’s Office” shall mean in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent located at 505 Fifth Avenue, New York City, New York, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
     “Administrative Questionnaire” shall have the meaning provided in Section 14.6(b).
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Agent Parties” shall have the meaning provided in Section 14.17(c).
     “Agents” shall mean each Co-Lead Arranger, each Co-Collateral Agent, each Co-Documentation Agent, the Administrative Agent and the Syndication Agent.
     “Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).
     “Agreement” shall mean this Revolving Loan Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     “Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is a Revolving Credit Loan or a Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Applicable ABR Margin for
Status	Revolving Credit Loans and Swingline Loans
Level I Status	0.50%
Level II Status	0.25%
Level III Status	0.00%
     Notwithstanding the foregoing, the term “Applicable ABR Margin” shall mean, with respect to all ABR Loans, 0.50% per annum, during the period from and including the Closing Date to but excluding the Trigger Date.
     “Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:
          (i) an amount (which shall not be less than zero) equal to 50% of Consolidated Net Income commencing on the Original Closing Date and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered (taken as one accounting period); and
          (ii) the amount of any capital contributions (other than the Equity Investments) made in cash to, or any proceeds of an equity issuance received by, the Borrower from and including the Business Day immediately following the Original Closing Date through and including the Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower but excluding the cash portion of the Minimum Equity Investment Amount, minus (b) the sum, without duplication, of:
          (iii) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y) or 10.5(i)(ii)(y) since the Original Closing Date and prior to the Reference Time;
          (iv) the aggregate amount of dividends pursuant to Section 10.6(c)(ii) since the Original Closing Date and prior to the Reference Time; and
          (v) the aggregate amount of prepayments, repurchases and redemptions of Subordinated Indebtedness pursuant to Section 10.7(a)(i)(y) since the Original Closing Date and prior to the Reference Time.

     “Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan that is a Revolving Credit Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Applicable LIBOR Margin for
Status	Revolving Credit Loans
Level I Status	1.50%
Level II Status	1.25%
Level III Status	1.00%
     Notwithstanding the foregoing, the term “Applicable LIBOR Margin” shall mean, with respect to all LIBOR Loans, 1.50% per annum, during the period from and including the Closing Date to but excluding the Trigger Date.
     “Approved Fund” shall have the meaning provided in Section 14.6.
     “Asset Sale Prepayment Event” shall mean any Disposition of Collateral pursuant to Section 10.4(b).
     “Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit K.
     “Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.
     “Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.
     “Bankruptcy Code” shall have the meaning provided in Section 11.5.
     “Blocked Accounts” shall have the meaning provided in Section 15.1(c).
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Borrower” shall have the meaning provided in the preamble to this Agreement.
     “Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date and (b) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Revolving Credit Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Revolving Credit Loans).

     “Borrowing Base” shall mean at any time, an amount equal to the sum of, without duplication:
          (a) the aggregate of all Incorporated Borrowing Bases, minus
          (b) subject to Section 15.2, effective (i) immediately upon or (ii) five (5) Business Days after, in the case of Reserves which would cause the aggregate amount of the Lender’s Revolving Credit Exposures at such time to exceed the lesser of the Total Revolving Credit Commitment and the Borrowing Base then in effect, in each case, notification thereof to Borrower by the Collateral Agent, any and all Reserves established or modified from time to time by the Collateral Agent in the exercise of its Permitted Discretion.
The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Administrative Agent with such adjustments as Administrative Agent and Collateral Agent deem appropriate in their Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.
     “Borrowing Base Certificate” shall mean a certificate, executed by a Financial Officer of Borrower, substantially in the form of (or in such other form as may be mutually agreed upon by Borrower, Administrative Agent and Collateral Agent), and containing the information prescribed by, Exhibit N, delivered to the Administrative Agent and the Collateral Agent setting forth Borrower’s calculation of the Borrowing Base.
     “Borrowing Base Guarantor” shall mean each Subsidiary of Borrower (a) listed on Schedule 1.1(b) and (b) each other Subsidiary of Borrower (i) which (A) is organized in a State within the United States, (B) is currently able to prepare all collateral reports in a comparable manner to the Borrower’s reporting procedures and (C) has executed and delivered to Collateral Agent such joinder agreements to Security Documents as Collateral Agent has reasonably requested and (ii) if the aggregate value (or Cost in the case of Inventory) of Accounts and Inventory of such Subsidiary is in excess of $20,000,000 and only to the extent reasonably requested by the Collateral Agent, for which the Collateral Agent has received and approved, in its reasonable discretion, a collateral audit and Inventory Appraisal conducted by an independent appraisal firm reasonably acceptable to Collateral Agent; provided, that if no collateral audit and Inventory Appraisal is delivered to and approved by the Collateral Agent with respect to the Accounts and Inventory of such Subsidiary, then the lowest recovery rates from the current Inventory Appraisal shall apply to the Accounts and Inventory of such Subsidiary.
     “Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Buyer” shall have the meaning provided in the recitals to this Agreement.

     “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
     “Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
     “Cash Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Collateral Agent for the benefit of the Secured Parties from the funds collected in the Collection Account that have not either been released to the Borrower or applicable Guarantor or applied immediately to outstanding Obligations.
     “Cash Dominion Event” shall mean the occurrence of any one of the following events: (i) Excess Availability shall be less than 7% of the then existing Total Revolving Credit Commitment for any period of five (5) consecutive Business Days or (ii) an Event of Default pursuant to Sections 11.1, 11.3(a) (but only to the extent such Event of Default was caused by a breach of Sections 10.5, 10.6, 10.7 and 10.10 and the Administrative Agent or the Required Lenders have reasonably determined (by written notice to the Borrower) to effect a Cash Dominion Event as a result of such breach) or 11.5 shall occur and be continuing; provided, that, to the extent that the Cash Dominion Event has occurred due to clause (i) of this definition, if Excess Availability shall be equal to or greater than 7% of the then existing Total Revolving Credit Commitment for at least thirty (30) consecutive days, the Cash Dominion Event shall be deemed to be over. At any time that a Cash Dominion Event shall be deemed to be over or otherwise cease to exist, the Collateral Agent shall take such actions, including delivering such notices and directions to depositary institutions at which Blocked Accounts are established, to terminate the cash sweeps and other transfers existing pursuant to Section 15.1(d) as a result of any Activation Notice or other notices or directions given by Collateral Agent during the existence of such Cash Dominion Event.
     “Cash Management System” shall have the meaning provided in Section 15.1(d).
     “Casualty Event” shall mean, with respect to any Collateral, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Collateral for which the Borrower or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
     “Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law).
     “Change of Control” shall mean and be deemed to have occurred if (a) the Sponsors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of Borrower (other than as the result of one or more widely distributed offerings of the common Stock of the Borrower or any direct or indirect parent thereof, in each case whether by the Borrower, such parent, or the Sponsors); or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Borrower that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsors, unless, in the case of either clause (a) or (b) above, the Sponsors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or a New Revolving Credit Commitment.
     “Closing Date” shall mean the date of the initial Borrowing hereunder.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
     “Co-Collateral Agent” shall mean (a) CIT, a New York corporation, as collateral agent for the Lenders and the other Secured Parties and (b) Bank of America, as collateral agent for the Lenders and the other Secured Parties.
     “Co-Collateral Agent Fee Letters” shall mean (a) that certain confidential fee letter by and between CIT and the Borrower and (b) that certain confidential fee letter by and between Bank of America and the Borrower.
     “Co-Documentation Agent” shall mean JPMorgan Chase Bank, N.A., Wachovia Bank, N.A. and PNC Bank, National Association, in each case as co-documentation agent for the Lenders under this Agreement and the other Credit Documents.
     “Co-Lead Arrangers” shall mean Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc.
     “Collateral” shall have the meaning provided in the Security Agreement or any other Security Document, as applicable.
     “Collateral Access Agreement” means a landlord waiver, bailee letter or other access agreement reasonably acceptable to the Administrative Agent.
     “Collateral Agent” shall mean, collectively or individually as the context requires, CIT, as a Co-Collateral Agent, and Bank of America, as a Co-Collateral Agent.
     “Collection Account” shall have the meaning provided in Section 15.1(d)(i).

     “Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level I Status	0.375%
Level II Status	0.25%
Level III Status	0.25%
     Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.375% during the period from and including the Closing Date to but excluding the Trigger Date.
     “Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment and New Revolving Credit Commitment.
     “Communications” shall have the meaning provided in Section 14.17(a).
     “Concentration Account” shall have the meaning provided in Section 15.1(d)(i).
     “Concentration Account Bank” shall have the meaning provided in Section 15.1(d)(i).
     “Confidential Information” shall have the meaning provided in Section 14.16.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated as of October 2, 2007, delivered to the Lenders in connection with this Agreement.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:
          (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,
          (ii) provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,
          (iii) depreciation and amortization,
          (iv) Non-Cash Charges,

          (v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,
          (vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities),
          (vii) any deductions attributable to minority interests (including the minority interest portion of Midfield Supply ULC’s employee profit sharing plan),
          (viii) the amount, if any, of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors,
          (ix) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents of the Borrower; and
          (x) (A) for any period that includes a fiscal quarter occurring prior to fifth fiscal quarter occurring after the Original Closing Date, the cost savings described on Schedule 1.1(e)(A), and (B) for any period that includes a fiscal quarter occurring after the Closing Date, the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken by the Borrower and its Restricted Subsidiaries in connection with the Transactions (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (1) such cost savings are reasonably identifiable, factually supportable and not duplicative of the cost savings added pursuant to clause (x)(A), (2) such actions are taken on or prior to the third anniversary of the Closing Date, (3) no cost savings shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (4) the aggregate amount of cost savings added pursuant to this clause (x)(B) shall not exceed 5% of the amount of Consolidated EBITDA computed pursuant to the most recently delivered Section 9.1 Financials for any period consisting of four consecutive quarters, less
          (b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) extraordinary gains and unusual or non-recurring gains,
          (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),

          (iii) gains on asset sales (other than asset sales in the ordinary course of business),
          (iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and
          (v) all gains from investments recorded using the equity method, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,
               (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),
               (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133, and
               (C) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (including Red Man but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agents and (C) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

     “Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.
     “Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) scheduled payments of principal on Consolidated Total Debt, (c) the aggregate of all unfinanced capital expenditures of Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis and (d) the portion of taxes attributable to Borrower and its Restricted Subsidiaries based on income actually paid in cash and provisions for cash income taxes.
     “Consolidated Interest Expense” shall mean, for any period, the sum of (i) the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements) and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, and (c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that (a) except as provided in clause (b) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense, (b) there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period, and (c) there shall be excluded from determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Sold Entity or Business disposed of during such period, based on the cash interest expense (or income) relating to any Indebtedness relieved, retired or repaid in connection with any such disposition of such Sold Entity or Business for such period (including the portion thereof occurring prior to such disposal) assuming such debt relieved, retired or repaid in connection with such disposition had been relieved, retired or repaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense

shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
     “Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a period ending prior to June 30, 2008, Transaction Expenses and Original Transaction Expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) accruals and reserves that are established that are so required to be established or adjusted as a result of the Transactions, or Original Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Closing Date (or with respect to the Original Transactions, twelve months after the Original Closing Date). There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, the Original Transactions, any acquisition whether consummated before or after the Closing Date, any Permitted Acquisition or other Investment, or the amortization or write-off of any amounts thereof.
     “Consolidated Secured Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, in each case secured by Liens, minus (b) the aggregate amount of cash and cash equivalents held in accounts on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.
     “Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

     “Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and cash equivalents held in accounts on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.
     “Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.
     “Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.
     “Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.
     “Control Agreements” shall have the meaning assigned to such term in the Security Agreement.
     “Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
     “Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
     “Cost” shall mean, with respect to Inventory, the weighted average cost thereof, as determined in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Collateral Agent in its reasonable discretion.
     “Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.
     “Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
     “Credit Party” shall mean each of the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

     “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
     “Debt Repayment” shall have the meaning provided in the recitals to this Agreement.
     “Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
     “Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”
     “Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) and Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
     “Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
     “Disposition” shall have the meaning provided in Section 10.4(b).
     “Dividends” or “dividends” shall have the meaning provided in Section 10.6.
     “Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant using the applicable Exchange Rate.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.
     “Drawing” shall have the meaning provided in Section 3.4(b).

     “Eligible Accounts” means, at any time, the Accounts of the Borrower and each Borrowing Base Guarantor, as applicable at such date, except any Account (determined without duplication):
(a)	which is not subject to a perfected security interest in favor of the Collateral Agent;

(b)	which is subject to any Lien (including Liens permitted by Section 10.2) other than (i) a Lien in favor of the Collateral Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Collateral Agent; provided that, with respect to any tax Lien having such priority, eligibility of Accounts shall, without duplication, be reduced by the amount of such tax Lien;

(c)	(i) owing by General Electric with respect to which more than 150 days have lapsed since the date of the original invoice therefor or (ii) owing by any other Account Debtor which more than 120 days have lapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment (provided, that the aggregate amount of all Accounts eligible under the foregoing clause (i) does not exceed $3,000,000 at any time);

(d)	which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)	which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Borrower or Borrowing Base Guarantor exceeds 20% of the aggregate Eligible Accounts (but only to the extent of such excess);

(f)	with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or in the Security Agreement has been breached or is not true in any material respect;

(g)	which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice, or other documentation satisfactory to the Administrative Agent, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s or Borrowing Base Guarantor’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis, except with respect to up to $10,000,000 of such Accounts described in this clause (v);

(h)	for which the goods giving rise to such Account (other than Accounts described in the foregoing paragraph (g)(v)) have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or Borrowing Base Guarantor;

(i)	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)	which is owed by an Account Debtor which is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors unless the payment of Accounts from such Account Debtor is secured by assets of, or guaranteed by, in either case in a manner reasonably satisfactory to the Administrative Agent, a Person that is reasonably acceptable to the Administrative Agent or, if the Account from such Account Debtor arises subsequent to a decree or order for relief with respect to such Account Debtor under the federal bankruptcy laws, as now or hereafter in effect, the Administrative Agent shall have reasonably determined that the timely payment and collection of such Account will not be impaired;

(k)	which is owed by an Account Debtor which is not organized under applicable law of the U.S. or any state of the U.S. unless such Account is backed by a letter of credit or other credit support reasonably acceptable to the Administrative Agent and which is in the possession of the Administrative Agent;

(m)	which is owed in any currency other than Dollars;

(n)	which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent and which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the applicable Collateral Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(o)	which is owed by any Affiliate, employee, director, or officer of any Credit Party other than Accounts of Borrower or any Borrowing Base Guarantor which are owed by Red Man Distributors; provided that (i) the amount of any such Eligible Accounts shall not include the amount owed by Red Man Distributors to Borrower for administrative services with respect thereto, (ii) such Account shall be subject to ineligibility or such reductions in amount as determined by Collateral Agent’s application of the same eligibility criteria as set forth in the remaining clauses of this definition (other than the criteria in clause (a) hereof) to the corresponding Accounts owed to Red Man Distributors by its Account Debtors, (iii) the aggregate amount of all Accounts eligible under this clause (o) (together with the aggregate amount of all Accounts eligible under clause (a) of the definition of Eligible Red Man Business Account) shall not exceed $30,000,000 at any time and (iv) the Organizational Documents of Red Man Distributors provide for a negative pledge of its Accounts (other than with respect to tax Liens) and for a right of subrogation in favor of the Collateral Agent with respect to such Accounts on terms reasonably satisfactory to the Collateral Agent;

(p)	which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of Indebtedness issued or incurred by any Credit Party; provided, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by the Credit Party to such Person;

(q)	which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless (i) the Administrative Agent, in its Permitted Discretion, has established an appropriate Reserve and determines to include such Account as an Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Administrative Agent to waive such rights;

(r)	which is evidenced by any promissory note, chattel paper, or instrument (in each case, other than any such items that are held by a Credit Party or delivered to the Administrative Agent or the Collateral Agent);

(s)	which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such Borrower or Borrowing Base Guarantor has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent such Borrower or Borrowing Base Guarantor may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Administrative Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(t)	with respect to which such Borrower or Borrowing Base Guarantor has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the ordinary course of business; or

(u)	which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay.
     Subject to Sections 14.1 and 15.2 and the definition of Borrowing Base, the Administrative Agent may modify the foregoing criteria in its Permitted Discretion.
     “Eligible Inventory” shall mean, at any date of determination thereof, the aggregate amount of all Inventory owned by the Borrower and each Borrowing Base Guarantor at such date except any Inventory (determined without duplication):
(a)	which is not subject to a perfected Lien in favor of the Collateral Agent;

(b)	which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Collateral Agent (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority of operation of law to the extent either subclause (i) or (ii) of such clauses (h) or (i) is satisfied with respect to the relevant Inventory); provided that, with respect to any tax Lien having such priority, eligibility of Inventory shall, without duplication, be reduced by the amount of such tax Lien;

(c)	which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)	with respect to which any covenant, representation, or warranty contained in this Agreement or any Security Agreement has been breached or is not true;

(e)	which does not conform in all material respects to all standards imposed by any Governmental Authority (except that any standard that is qualified as to “materiality” shall have been conformed to in all respects);

(f)	which constitutes packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods in excess of $10,000,000, returned or repossessed goods (other than goods that are undamaged and able to be resold in the ordinary course of business), defective goods, goods held on consignment, goods to be returned to the Borrower’s or applicable Borrowing Base Guarantor’s suppliers or goods which are not of a type held for sale in the ordinary course of business;

(g)	which is not located in the U.S. or which is in transit with a common carrier from vendors and suppliers;

(h)	which is located in any location leased by the Borrower or applicable Borrowing Base Guarantor unless (i) the lessor has delivered to the Agents a Collateral Access Agreement or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion; provided, that any such Reserve shall not exceed an amount equal to the rent due with respect to such facility for the time period used to determine the orderly liquidation value as set forth in the most recent Inventory Appraisal;

(i)	which is located (a) in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Agents a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided, that any such Reserve shall not exceed an amount equal to the reasonable fees and expenses due with respect to such warehouse or bailee for the time period used to determine the orderly liquidation value as set forth in the most recent Inventory Appraisal or (b) at a vendor location unless an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided, that any such Reserve shall not exceed an amount equal to the accounts payable with respect to such vendor;

(j)	which is the subject of a consignment by the Borrower or any Borrowing Base Guarantor as consignor unless (i) a protective UCC-1 financing statement has been properly filed against the consignee, and (ii) there is a written agreement acknowledging that such Inventory is held on consignment, that the Borrower or such Borrowing Base Guarantor retains title to such Inventory, that no Lien arising by, through or under such consignee has attached or will attach to such Inventory and requiring consignee to segregate the consigned Inventory from the consignee’s other personal or movable property and having other terms consistent with the Borrower’s or such Borrowing Base Guarantor’s past practices for consigned Inventory; provided that the aggregate amount of all Inventory eligible under this clause (j) shall not exceed $25,000,000 at any time;

(k)	which is perishable as determined in accordance with GAAP; or

(l)	which contains or bears any intellectual property rights licensed to the Borrower or any Borrowing Base Guarantor unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor in any material respect, (ii) violating any material contract with such licensor or (iii) incurring any material liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.
     Subject to Sections 14.1 and 15.2 and the definition of Borrowing Base, the Administrative Agent may modify the foregoing criteria in its Permitted Discretion.
     “Eligible Red Man Business Account” shall mean an Account arising in the ordinary course of the Red Man Business from the sale of goods or rendition of services which Collateral Agent, in the exercise of its Permitted Discretion, deems to be an Eligible Red Man Business Account. No Account shall be an Eligible Red Man Business Account if:
(a)	it is owed by any Affiliate, employee, director, or officer of any Credit Party other than Accounts of Borrower or any Borrowing Base Guarantor which are owed by Red Man Distributors; provided that (i) the amount of any such Eligible Red Man Business Account shall not include the amount owed by Red Man Distributors to Borrower for administrative services with respect thereto, (ii) such Account shall be subject to ineligibility or such reductions in amount as determined by Collateral Agent’s application of the same eligibility criteria as set forth in the remaining clauses of this definition (other than the criteria in clause (m) hereof) to the corresponding Accounts owed to Red Man Distributors by its Account Debtors, (iii) the aggregate amount of all Accounts eligible under this clause (a)

(together with the aggregate amount of all Accounts eligible under clause (o) of the definition of Eligible Accounts) shall not exceed $30,000,000 at any time and (iv) the Organizational Documents of Red Man Distributors provide for a negative pledge of its Accounts (other than with respect to tax Liens) and for a right of subrogation in favor of the Collateral Agent with respect to such Accounts on terms reasonably satisfactory to the Collateral Agent;

(b)	it remains unpaid more than ninety (90) days after the original invoice date thereof;

(c)	more than thirty percent (30%) of the total Accounts owing by an Account Debtor remain unpaid more than ninety (90) days after the invoice date thereof, to the extent of all Accounts owing by such Account Debtor;

(d)	any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached;

(e)	the Account Debtor is also Borrower’s or the Borrowing Base Guarantor’s creditor or supplier, or the Account otherwise is or may become subject to any right of setoff by the Account Debtor; provided, that in such case the Account shall be deemed to be an Eligible Red Man Business Account if, and to the extent, the balance of the Account exceeds all amounts owed by Borrower or such Borrowing Base Guarantor to the Account Debtor or the amount of such setoff;

(f)	the Account Debtor has disputed liability with respect to such Account (provided, that if the amount disputed is less than twenty-five percent (25%) of the entire balance of the Account, the Account shall be deemed to be an Eligible Red Man Business Account to the extent the balance of the Account exceeds the amount disputed);

(g)	the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if the Account Debtor has ceased to be “solvent” (as such term is interpreted under applicable laws relating to fraudulent transfers and conveyances) or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(h)	it arises from a sale to an Account Debtor outside the United States;

(i)	it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;

(j)	Collateral Agent believes, in its sole judgment, that, collection of such Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor’s financial condition;

(k)	the Account Debtor is the United States of America or any State or any department, agency or instrumentality thereof;

(l)	the Account Debtor is located in the State of New Jersey, unless Borrower or the applicable Borrowing Base Guarantor has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year;

(m)	the Account is not subject to Collateral Agent’s duly perfected first priority security interest or is subject to a Lien, other than a Permitted Lien or a Lien permitted by Section 10.2 which is junior to Collateral Agent’s security interest;

(n)	the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower or the applicable Borrowing Base Guarantor and accepted by the Account Debtor or the Account otherwise does not represent a final sale;

(o)	the total unpaid Accounts of the Account Debtor exceed a credit limit determined by Collateral Agent, in its reasonable discretion, to the extent such Account exceeds such limit;

(p)	it is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(q)	Borrower or the applicable Borrowing Base Guarantor has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account;

(r)	Borrower or the applicable Borrowing Base Guarantor has made an agreement with the Account Debtor to extend the time of payment thereof, or

(s)	it arises from a sale to the Account Debtor on a C.O.D. or cash basis.
     “Eligible Red Man Business International Accounts” shall mean an Account arising in the ordinary course of the Red Man Business from the sale of goods or rendition of services to an Account Debtor outside the United States which Collateral Agent, in the exercise of its Permitted Discretion, deems to be an Eligible Red Man International Account. Without limiting the generality of the foregoing, (a) no Account which arises from a sale to an Account Debtor outside of the United States shall be an Eligible Red Man Business International Account unless each of the following is true and correct of such Account: (i) other than for clause (h) of such definition, such Account otherwise constitutes an Eligible Red Man Business Account, and (ii) such Account arises from a sale to an Account Debtor acceptable to Collateral Agent, in its sole discretion, and (b) to the extent the aggregate amount of Accounts which arise from a sale or sales to Account Debtor(s) in Nigeria are in excess of $5,000,000, such Accounts shall in no event constitute “Eligible Red Man Business International Accounts” to the extent of such excess; provided that the aggregate amount of all Eligible Red Man Business International Accounts shall not exceed $10,000,000 at any time.
     “Eligible Red Man Business Inventory” shall mean Inventory of the Borrower and each Borrowing Base Guarantor which Collateral Agent, in the exercise of its Permitted Discretion,

deems to be Eligible Red Man Business Inventory. No Inventory shall be Eligible Red Man Business Inventory unless, in Collateral Agent’s opinion, it:
     (a) is in good, new and saleable condition;
     (b) is not obsolete or unmerchantable;
     (c) meets all standards imposed by any Governmental Authority;
     (d) conforms in all respects to the warranties and representations set forth in this Agreement or any Security Agreement;
     (e) is at all times subject to Collateral Agent’s duly perfected, first priority security interest and no other Lien, except Liens permitted by Section 10.2 of this Agreement;
     (f) other than Inventory in transit, is situated at one of the locations disclosed to Collateral Agent; and
     (g) consists of finished tubular goods or consumable supplies of the Borrower or such Borrowing Base Guarantor held for sale in the ordinary course of the Red Man Business.
In no event shall any work-in process Inventory constitute “Eligible Red Man Business Inventory”. With respect to Inventory located in any leased location or third party warehouse, such Inventory shall not be deemed Eligible Red Man Business Inventory unless such lessor or warehouseman delivers to Collateral Agent a Collateral Access Agreement or Collateral Agent has established a Reserve in an amount equal to the total payments due for the remaining term of the contract for such premises.
     “Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
     “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

     “Equity Contribution” shall have the meaning provided in the preamble to this Agreement.
     “Equity Investments” shall mean the Equity Contribution and the Rollover Equity.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “Event of Default” shall have the meaning provided in Section 11.
     “Excess Availability” means, at any time, an amount equal to the lesser of (a) the Total Revolving Credit Commitment and (b) the Borrowing Base, in each case, minus the aggregate of all Lenders’ Revolving Credit Exposure.
     “Excess Cash Flow” shall have the meaning provided in the Term Loan Credit Agreement, as in effect on the Closing Date.
     “Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.
     “Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.1(d) hereto, (b) any Subsidiary that is not a wholly-owned Subsidiary, (c) any Subsidiary that is prohibited by any applicable Requirement of Law from guaranteeing the Obligations, (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(B)(j) or Section 10.1(B)(k) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations; provided that after such time that such prohibitions on guarantees or granting of Liens lapses or terminates, such Restricted Subsidiary shall no longer be an Excluded Subsidiary, (f) any other

Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, and (g) each Unrestricted Subsidiary.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or any Lender, (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent, any Letter of Credit Issuer or any Lender and (ii) any taxes imposed on the Administrative Agent, any Letter of Credit Issuer or any Lender as a result of any current or former connection between the Administrative Agent, any Letter of Credit Issuer or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced this Agreement or any other Credit Document) and (b) (i) any withholding tax that is imposed by a jurisdiction in which the Borrower is located or organized on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this clause (b)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 14.8(a) or that such Lender acquired pursuant to Section 14.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) or (ii) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) or Section 5.4(e).
     “Existing Letters of Credit” shall have the meaning provided in the preamble to this Agreement.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” shall mean that certain confidential fee letter dated as of September 20, 2007 by and among Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and the Borrower.

     “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
     “Financial Officer” shall mean the Chief Financial Officer, principal accounting officer, Treasurer, or Controller or any other senior financial officer of the Borrower designated in writing to the Administrative Agent by any of the foregoing and reasonably acceptable to the Administrative Agent.
     “First Amendment to Term Loan Credit Agreement” shall mean that certain First Amendment to Term Loan Credit Agreement dated as of the Closing Date among Borrower, the credit support parties named therein, Lehman Commercial Paper Inc., as administrative agent and collateral agent, and each of the lenders party thereto.
     “Foreign Currencies” shall mean any currency other than Dollars.
     “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.
     “Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.
     “Fronting Fee” shall have the meaning provided in Section 4.1(c).
     “Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
     “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
     “Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

     “Guarantee” shall mean (a) the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.
     “Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Guarantors” shall mean the Subsidiary Guarantors.
     “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.
     “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Borrower’s or any of its Subsidiaries’ businesses.
     “Historical Financial Statements” shall mean as of the Closing Date, (a) the audited financial statements of each of (i) the Borrower and its Subsidiaries (other than Red Man Group) and (ii) the Red Man Group, in each case, for the 2005 and 2006 fiscal years and consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years and (b) the unaudited financial statements of each of (i) the Borrower and its Subsidiaries (other than Red Man Group) and (ii) the Red Man Group, in each case, for the fiscal quarters ending March 31, 2007 and June 30, 2007 and consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarters.
     “Incorporated Borrowing Base” shall mean at any time:
     (a) (i) with respect to the McJunkin Business and (ii) with respect to the Red Man Business after the completion of an updated Inventory Appraisal and collateral audit and field examination of Red Man and its Subsidiaries (collectively, the “Red Man Group”), in each case an amount equal to the sum of, without duplication:
          (x) the book value of Eligible Accounts multiplied by the advance rate of 85%, plus
          (y) the Net Orderly Liquidation Value of Eligible Inventory (which shall be (i) net of the current monthly shrinkage reserve calculated in accordance with GAAP and (ii) valued at Cost) multiplied by the advance rate of 85% and
     (b) with respect to the Red Man Business prior to the completion of an updated Inventory Appraisal and collateral audit and field examination of the Red Man Group, an amount equal to the sum of, without duplication:
          (x) 85% of the net amount (after deduction of such reserves as established or modified by the Collateral Agent in the exercise of its Permitted Discretion, including a reserve for sales tax payables) of Eligible Red Man Business Accounts outstanding at such date; plus
          (y) 85% of the net amount (after deduction of such reserves as established or modified by the Collateral Agent in the exercise of its Permitted Discretion, including a reserve for sales tax payables) of Eligible Red Man Business International Accounts outstanding at such date; plus
          (z) the aggregate of (i) 60% of the value (after deduction of such reserves as established or modified by the Collateral Agent in the exercise of its Permitted Discretion) of Eligible Red Man Business Inventory at such date consisting of oil country tubular goods held for sale in the ordinary course of the Red Man Group’s business, calculated on the basis of the lower of cost or market; (ii) 50% of the value (after deduction of such reserves as established or modified by the Collateral Agent in the exercise of its Permitted Discretion) of Eligible Red Man Business Inventory at such date consisting of consumable supplies held for sale in the ordinary course of the Red Man Group’s business, calculated on the basis of the lower of cost or market, and (iii) 60% of the value (after deduction of such reserves as established or modified by the Collateral Agent in the exercise of its Permitted Discretion) of Eligible Red Man Business Inventory at such date consisting of line pipe held for sale in the ordinary course of the Red Man Group’s business, calculated on the basis of the lower of cost or market.
For purposes hereof, the net amount of Eligible Red Man Business Accounts or Eligible Red Man Business International Accounts, as the case may be, at any time shall be the face amount of such Eligible Red Man Business Accounts or such Eligible Red Man Business International

Accounts, less any and all returns, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.
     “Increased Amount Date” shall have the meaning provided in Section 2.14.
     “Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
     “Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.
     “Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit O, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Interest Period” shall mean, with respect to any Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
     “Inventory” has the meaning assigned to such term in the Security Agreement.
     “Inventory Appraisal” shall mean (a) on the Closing Date, with respect to the Credit Parties other than the Red Man Group, the appraisal prepared by HILCO Appraisal Services, LLC dated December 28, 2006 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 9.14 hereof.
     “Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures,

partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness.
     “Investors” shall mean the Sponsors, the Management Investors and each other investor providing a portion of the Equity Investments on the Closing Date.
     “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit M.
     “L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.
     “L/C Participant” shall have the meaning provided in Section 3.3(a).
     “L/C Participation” shall have the meaning provided in Section 3.3(a).
     “Lender” shall have the meaning provided in the preamble to this Agreement.
     “Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3, (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(b), 2.1(d) or 3.3, or (c) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding.
     “Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1.
     “Letter of Credit Commitment” shall mean $60,000,000, as the same may be reduced from time to time pursuant to Section 3.1.
     “Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).
     “Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
     “Letter of Credit Issuer” shall mean JPMorgan Chase Bank, N.A. and any of its Affiliates or any replacement or successor pursuant to Section 3.6. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of

Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
     “Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
     “Letter of Credit Request” shall have the meaning provided in Section 3.2.
     “Level I Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 2.75 to 1.00 as of such date.
     “Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 2.00 to 1.00 as of such date.
     “Level III Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 2.00 to 1.00 as of such date.
     “LIBOR Loan” shall mean any LIBOR Revolving Credit Loan.
     “LIBOR Rate” shall mean, in the case of any LIBOR Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, (a) the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate. In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “LIBOR Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “LIBOR Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank LIBOR market where the LIBOR and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Revolving Credit Loan, as the case may be, to be outstanding during such Interest Period.
     “LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.
     “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
     “Loan” shall mean any Revolving Credit Loan, Swingline Loan or New Revolving Loan made by any Lender and Protective Advances made by Administrative Agent hereunder.
     “Management Investors” shall mean the directors, management officers and employees of the Borrower and its Subsidiaries who are investors in the Borrower (or any direct or indirect parent thereof) on the Closing Date.
     “Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).
     “Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole or that would materially adversely affect the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents.
     “Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents or (c) the rights and remedies of the Administrative Agent , Collateral Agent and the Lenders under this Agreement or any of the other Credit Documents.
     “Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
     “McJ Holding” shall have the meaning provided in the preamble to this Agreement.
     “McJunkin Business” shall mean the business conducted by the Borrower and its Subsidiaries other than the Red Man Business.
     “Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Revolving Credit Loans, $1,000,000 and (b) with respect to a Borrowing of Swingline Loans, $250,000.
     “Minimum Equity Investment Amount” shall have the meaning provided in the recitals hereto.

     “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
     “Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:
          (i) the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,
          (ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,
          (iii) the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,
          (iv) the amount of any proceeds of such Prepayment Event that the Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries, provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of a Prepayment Event occurring on the last day of such Reinvestment Period or 180 days after the date the Borrower or such Subsidiary has entered into such binding commitment, as applicable, and (y) be applied to the repayment of Revolving Loans in accordance with Section 5.2(b); and
          (v) reasonable and customary fees.
     “Net Orderly Liquidation Value” shall mean, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, as determined from time to time by reference to the most recent Inventory Appraisal.
     “New Revolving Credit Commitments” shall have the meaning provided in Section 2.14.
     “New Revolving Loan Lender” shall have the meaning provided in Section 2.14.

     “New Revolving Loans” shall have the meaning provided in Section 2.14.
     “New Term Loan Commitments” shall have the meaning provided in the Term Loan Credit Agreement.
     “Non-Cash Charges” shall mean (a) losses on asset sales (other than asset sales in the ordinary course of business), disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including good-will), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
     “Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).
     “Non-Core Assets” shall mean the assets described on Schedule 1.1(e).
     “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
     “Non-U.S. Lender” shall mean any Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
     “Non-U.S. Participant” shall mean any Participant that if it were a Lender would qualify as a Non-U.S. Lender.
     “Notice of Borrowing” shall mean each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c).
     “Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.
     “Obligations” shall have the meaning assigned to such term in the Security Documents.
     “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership (if any), as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization (if any), as amended, and its operating agreement, as amended.
     “Original Closing Date” shall mean January 31, 2007.
     “Original Transaction Expenses” shall have the meaning assigned to the term “Transaction Expense” in the Existing Revolving Credit Agreement.
     “Original Transactions” shall have the meaning assigned to the term “Transactions” in the Existing Revolving Credit Agreement.
     “Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.
     “Participant” shall have the meaning provided in Section 14.6(c).
     “Patriot Act” shall have the meaning provided in Section 14.18.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
     “Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit E or any other form approved by the Administrative Agent.
     “Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11 and/or 9.17; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, Excess Availability shall be equal to or greater than $30,000,000 and (f) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(B)(j) and 10.1(B)(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Section 10.9 of the Term Loan Credit Agreement, as such covenant is recomputed as at the last day of the most recently ended Test Period under such Section as if such acquisition had occurred on the first day of such Test Period.
     Notwithstanding the definition of Borrowing Base, in connection with and subsequent to any Permitted Acquisition, the Accounts and Inventory acquired by the Borrower or any Credit Party, or, subject to compliance with Section 9.11 of the Credit Agreement, of the Person so acquired, may be included in the calculation of the Borrowing Base and thereafter if all criteria set forth in the definitions of Eligible Accounts and Eligible Inventory and Borrowing Base Guarantor have been satisfied and, if the aggregate value (or Cost in the case of Inventory) of such Accounts and Inventory is in excess of $20,000,000 and only to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received a collateral audit and appraisal of such Accounts and Inventory acquired by the applicable Credit Parties or owned by such Person acquired by the applicable Credit Parties which shall be reasonably satisfactory in scope, form and substance to the Administrative Agent; provided, that if no collateral audit and appraisal is delivered to and approved by the Administrative Agent with respect to such Accounts and Inventory, then the lowest recovery rates from the current Inventory Appraisal shall apply to such Accounts and Inventory.
     “Permitted Additional Debt” shall mean senior unsecured or subordinated Indebtedness, issued by the Borrower or a Subsidiary Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 90 days following the final maturity of the Term Loans (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent subordinated provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those in this Agreement; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agents at least five Business Days (or such shorter period as the Administrative Agents may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agents notify the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor.
     “Permitted Discretion” shall mean a determination made by Administrative Agent and/or CIT, in its capacity as a Co-Collateral Agent, in the exercise of its reasonable credit judgment (from the perspective of a secured asset-based lender), exercised in good faith and subject to Section 15.2.
     “Permitted Investments” shall mean:
     (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition thereof;
     (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
     (c) commercial paper issued by any Lender or any bank holding company owning any Lender;
     (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
     (e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks;
     (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;
     (g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
     (h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and
     (i) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, Permitted Investments shall also include ((i) direct obligations of the sovereign nation (or any agency thereof) in which such Restricted Foreign Subsidiary is organized and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a two years after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-1 from S&P and at least P-1 from Moody’s, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso) and (iv) other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i).

     “Permitted Liens” shall mean:
     (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;
     (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
     (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.1;
     (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;
     (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;
     (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
     (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;
     (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1(B);
     (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
     (k) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries; and

     (l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.
     “Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between the Borrower and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $25,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
     “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
     “Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.
     “Platform” shall have the meaning provided in Section 14.17(b).
     “Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
     “Prepayment Event” shall mean any Asset Sale Prepayment Event or Casualty Event.
     “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired

Entity or Business with the operations of the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
     “Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or Section 9.1(d).
     “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
     “Protective Advances” shall have the meaning provided in Section 2.15(a).
     “Real Estate” shall have the meaning provided in Section 9.1(i).
     “Red Man” shall have the meaning provided in the recitals to this Agreement.
     “Red Man Business” shall mean the business conducted by the Red Man Group on the Closing Date.

     “Red Man Distributors” shall mean a company to be formed after the Closing Date and owned by the Borrower or a Borrowing Base Guarantor and certain existing shareholders of Red Man.
     “Red Man Group” shall have the meaning provided in the definition of Incorporated Borrowing Base.
     “Red Man Transaction Agreement” shall have the meaning provided in the recitals to this Agreement.
     “Red Man Transaction” shall have the meaning provided in the recitals to this Agreement.
     “Reference Lender” shall mean JPMorgan Chase Bank, N.A. (or its successor).
     “Register” shall have the meaning provided in Section 14.6(b)(iv).
     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
     “Reinvestment Period” shall mean 15 months following the date of an Asset Sale Prepayment Event or Casualty Event.
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
     “Report” shall mean reports prepared in good faith by an Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after an Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the applicable Agent.
     “Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

     “Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
     “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
     “Reserves” shall mean any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to from time to time establish against the gross amounts of Eligible Accounts and Eligible Inventory.
     “Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.
     “Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
     “Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” (which amount shall include the New Revolving Credit Commitment, if any) in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Revolving Credit Commitment as of the Closing Date is $650,000,000.
     “Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.
     “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time, (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans and (d) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Protective Advances; provided that, clause (d) of this definition shall be disregarded with respect to any Protective Advance solely for purposes of calculating Excess Availability and solely to the extent that the making of such Protective Advance would result in the occurrence of a Cash Dominion Event.
     “Revolving Credit Loans” shall have the meaning provided in Section 2.1(b).
     “Revolving Credit Maturity Date” shall mean the date that is six (6) years after the Closing Date, or, if such date is not a Business Day, the next preceding Business Day.
     “Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero.
     “Rollover Equity” shall have the meaning provided in the recitals hereto.
     “Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
     “S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
     “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
     “Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
     “Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.
     “Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.
     “Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.
     “Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) the Intercreditor Agreement and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.17 or pursuant to any of the Security Documents to secure any of the Obligations.

     “Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
     “Solvent” shall mean, with respect to the Borrower, that as of the Closing Date, both (a) (i) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (ii) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
     “Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 15% of the consolidated total assets of the Borrower and the Subsidiaries at such date, (ii) whose gross revenues for such Test Period were equal to or greater than 15% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default described in Section 11.5 would constitute a Specified Subsidiary under clause (a) or (b) above.
     “Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, New Revolving Credit Commitment or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”
     “Sponsor” shall mean GS Capital Partners V Fund, L.P. and its respective Affiliates.
     “Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.
     “Status” shall mean, as to the Borrower as of any date, the existence of Level I Status, Level II Status or Level III Status, as the case may be on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) if the Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.
     “Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
     “Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
     “Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Guarantor, as applicable, under this Agreement.
     “Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time and (c) with respect to the Borrower, Red Man Distributors. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

     “Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Excluded Subsidiary) existing on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.
     “Successor Borrower” shall have the meaning provided in Section 10.3(a).
     “Super-Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 75% of the Adjusted Total Revolving Credit Commitment at such date or (b) if the Total Revolving Credit Commitment has been terminated, Non-Defaulting Lenders having or holding at least 75% of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.
     “Swingline Commitment” shall mean $60,000,000.
     “Swingline Lender” shall mean CIT in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loans” shall have the meaning provided in Section 2.1(c).
     “Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.
     “Syndication Agent” shall mean Bank of America, N.A., together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.
     “Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.
     “Term Loans” shall have the meaning provided in the recitals hereto.
     “Term Loan Credit Agreement” shall mean that certain term loan credit agreement, as amended, restated, increased or otherwise supplemented in accordance with the Intercreditor Agreement, dated as of the Original Closing Date, by and among the Borrower, Lehman Commercial Paper Inc., as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as the co-lead arrangers and joint bookrunners, and Goldman Sachs Credit Partners L.P., as the syndication agent.
     “Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.
     “Total Commitment” shall mean the Total Revolving Credit Commitment.
     “Total Credit Exposure” shall mean, at any date, the Total Revolving Credit Commitment at such date.

     “Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.
     “Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.
     “Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Term Loan Credit Agreement, the Red Man Transaction and the Equity Investments.
     “Transfer” shall have the meaning provided in Section 2.15(b).
     “Transfer Date” shall have the meaning provided in Section 2.15(b).
     “Transferee” shall have the meaning provided in Section 14.6(e).
     “Trigger Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the fiscal quarter ending on March 31, 2008.
     “Type” shall mean as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Revolving Credit Loan.
     “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.
     “Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
     “Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designation or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designated or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits. An Unrestricted Subsidiary which has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.
     “Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.
     1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
     (c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
     (d) The term “including” is by way of example and not limitation.
     (e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
     (g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
     1.3 Accounting Terms; Exchange Rates. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
     (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA and the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
     (c) For purposes of determining compliance under Sections 7.1(d), 10.4, 10.5 (other than with respect to determining the amount of any Indebtedness), and 10.6 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.
     1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
     SECTION 2.Amount and Terms of Credit
     2.1 Commitments. (a) [Intentionally Omitted]
     (b) (i) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Revolving Credit Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the lesser of the Total Revolving Credit Commitment and the Borrowing Base then in effect.
          (ii) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply). On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.
     (c) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the lesser of Total Revolving Credit Commitment and the Borrowing Base then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.
     (d) On any Business Day, the Swingline Lender may, in its sole discretion, and shall at least weekly, give notice to the Lenders with a Revolving Credit Commitment that all then- outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with a Revolving Credit Commitment pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender with a Revolving Credit Commitment hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender with a Revolving Credit Commitment hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.
     2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $1,000,000 and Swingline Loans shall be in a multiple of $250,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than six (6) Borrowings of LIBOR Loans under this Agreement.
     2.3 Notice of Borrowing. (a) [Intentionally Omitted.]
     (b) Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City Time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Revolving Credit Loans, and (ii) written notice prior to 10:00 a.m. (New York City time) on the date of such Borrowing (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans. Such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
     (c) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 1:00 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.
     (d) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
     (e) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
     (f) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
     2.4 Disbursement of Funds. (a) No later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:00 p.m. (New York City time) on the date requested.
     (b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
     (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
     2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans made to the Borrower. The Borrower shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a sub account for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or a Swingline Loan, as applicable, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof. After the occurrence and during the continuation of an Event of Default, the Register shall be available for inspection by any Lender (solely with respect to its own interest) at any reasonable time and upon reasonable prior notice.
     (d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
     2.6 Conversions and Continuations. (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Credit Loans made to the Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Revolving Credit Loans as LIBOR Revolving Credit Loans for an additional Interest Period, on the last Business Day of the existing Interest Period, provided that (i) no partial conversion of

LIBOR Revolving Credit Loans shall reduce the outstanding principal amount of LIBOR Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Revolving Credit Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice or written notice prior to 10:00 a.m. (New York City time) on the same Business Day in the case of a conversion into ABR Loans (or, in each case, telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Revolving Credit Loans to be so converted or continued, the Type of Revolving Credit Loans to be converted or continued into and, if such Revolving Credit Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Revolving Credit Loans.
     (b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
     2.7 Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
     2.8 Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

     (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR Rate.
     (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment). Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     (d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
     (e) All computations of interest hereunder shall be made in accordance with Section 5.5.
     (f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
     2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or (if available to all the Lenders as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period.
     Notwithstanding anything to the contrary contained above:

     (a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
     (b) if any Interest Period relating to a Borrowing of LIBOR Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
     (d) the Borrower shall not be entitled to elect any Interest Period if such Interest Period would extend beyond the applicable maturity date of such Loan.
     2.10 Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
          (i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or
          (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
     (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Revolving Credit Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
     (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
     (d) It is understood that to the extent duplicative of Section 5.4, this Section 2.10 shall not apply to Taxes.
     2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as an LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
     2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
     2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower;

provided that if the event giving rise to such additional cost, reduction in amounts, loss, tax or other additional amounts has a retroactive effect, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
     2.14 Incremental Facilities. (a) Borrower may by written notice to Administrative Agent elect to request the establishment of one or more increases in Revolving Credit Commitments (the “New Revolving Credit Commitments”) by an aggregate amount (together with any New Term Loan Commitments obtained after the Closing Date) not in excess of the aggregate amounts permitted by clauses (w), (x) & (y) hereafter and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Credit Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to Administrative Agent. The New Revolving Credit Commitments (together with any New Term Loan Commitments obtained after the Closing Date) shall not exceed the sum of: (w)  up to $200,000,000 solely to the extent used to fund the exercise of the CanHCo Call Right (as defined under the Red Man Transaction Agreement as in effect on the date hereof) and the refinancing of certain indebtedness of Midfield Supply Co., plus (x) up to an additional $150,000,000, plus (y) only after the entire amount in the preceding clause (x) has been drawn, an amount such that on a Pro Forma Basis after giving effect to the borrowings to be made on the Increased Amount Date (which shall be deemed to be equal to the amount of the New Revolving Credit Commitments for the purposes of this clause (y)) and all Specified Transactions after the beginning of the relevant Test Period but prior to or simultaneous with such borrowing, the Secured Leverage Ratio shall equal or be less than 4.75 to 1.00; provided that any Lender offered or approached to provide all or a portion of the New Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitments. Such New Revolving Credit Commitments shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Credit Commitments, as applicable; (ii) both before and after giving effect to the making of any New Revolving Loans, each of the conditions set forth in Section 7 shall be satisfied; (iii) Borrower and its Subsidiaries shall be in Pro Forma Compliance with the Borrowing Base as of the last day of the most recently ended fiscal quarter after giving effect to such New Revolving Credit Commitments and any Specified Transaction to be consummated in connection therewith; (iv) the New Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d) and (e); (v) Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Revolving Credit Commitments, as applicable; and (vi) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.
     (b) On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Revolving Credit Commitments shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders with Revolving Credit Loans and New Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.
     (c) [Intentionally Omitted].
     (d) The terms and provisions of the New Revolving Loans and New Revolving Credit Commitments shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments.
     (e) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.
     2.15 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall cause the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceed the Total Revolving Credit Commitment then in effect; provided further that, the aggregate amount of Protective Advances outstanding at any time pursuant to clauses (i) and (ii) above shall not exceed an amount equal to five percent (5%) of the Total Revolving Credit Commitment then in effect. Protective Advances may be made even if the conditions precedent set forth in Section 7 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 7 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.15(b).
     (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed,

without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Credit Commitment Percentage. Each Lender shall transfer (a “Transfer”) the amount of such Lender’s Revolving Credit Commitment Percentage of the outstanding principal amount of the applicable Protective Advance with respect to such purchased interest and participation promptly when requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, but in any case not later than 3:00 p.m., New York City time, on the Business Day notified (if notice is provided by the Administrative Agent prior to 12:00 p.m. New York City time, and otherwise on the immediately following Business Day (the “Transfer Date”). Transfers may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 7 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amount of the Protective Advance and, together with Lender’s Revolving Credit Commitment Percentage of such Protective Advance, shall constitute Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Transfer Date, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.08. From and after the date, if any, on which any Lender is required to fund, and funds, its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Revolving Credit Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
     SECTION 3. Letters of Credit
     3.1 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees to issue upon the request of, and for the benefit of the Borrower and the Restricted Subsidiaries letters of credit in Dollars (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.
     Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lender’s Revolving Credit Exposures at such time to exceed the lesser of the Total Revolving Credit Commitment and the Borrowing Base then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, that (x) that in no event shall such expiration date occur later than the L/C Maturity Date and (y) each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less (but not beyond the L/C Maturity Date); (iv) each Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; (vi) no Letter of Credit shall be issued if such Letter of Credit is not in form reasonably acceptable to the Letter of Credit Issuer, and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.
     (b) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.
     (c) Except as otherwise agreed between the Borrower and the Letter of Credit Issuer, each Letter of Credit (other than each standby Letter of Credit), shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as from time to time amended, and to the extent not inconsistent therewith, shall also be subject to the New York Uniform Commercial Code as in effect from time to time. Except as otherwise agreed between the Borrower and the Letter of Credit Issuer, each standby Letter of Credit shall be subject to The International Standby Practices (ISP98 – International Chamber of Commerce Publication No. 590), as from time to time amended, and to the extent not inconsistent therewith, shall also be subject to the New York Uniform Commercial Code as in effect from time to time.
     (d) The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.
     3.2 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the Borrower and shall be in the form of Exhibit H (each a “Letter of Credit Request”). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.
     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
     3.3 Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit (and on the Closing Date in respect of Existing Letters of Credit), the Letter of Credit Issuer shall be deemed to have sold and transferred to each other

Lender (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
     (b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.
     (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the respective Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C

Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
     (d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.
     (e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default;
provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

     3.4 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the relevant Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives notice of such payment or reimbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from and including the Reimbursement Date to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.
     (b) (i) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.
          (ii) The Borrower further agrees with the Letter of Credit Issuer that the Letter of Credit Issuer shall not be responsible for, and the Borrower’s reimbursement obligations under Section 3.4 shall not be affected by, among other things, (A) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (B) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (C)

any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or (D) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from the terms of any Letter of Credit or any document executed or delivered in connection with the issuance or payment thereof
     3.5 Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letter of Credit issued on account of the Borrower)) the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to Letters of Credit issued on account of the Borrower)) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.
     3.6 New or Successor Letter of Credit Issuer. (a) The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
     (b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
     3.7 Role of the Letter of Credit Issuer. (a) The responsibility of the Letter of Credit Issuer to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such

Letter of Credit in connection with such presentment are in conformity with such Letter of Credit. In addition, each Lender and the Borrower agree that, in paying any drawing or demand for payment under any Letter of Credit, the Letter of Credit Issuer of such Letter of Credit shall not have any responsibility to inquire as to the validity or accuracy of any document presented in connection with such drawing or demand for payment or the authority of the Person executing or delivering the same. In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.
     (b) Neither the Letter of Credit Issuer nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith in respect of any Letter of Credit at the request or with the approval or deemed approval of the Required Lenders; (ii) any action taken or omitted in respect of any Letter of Credit in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any Letter of Credit or any document delivered in connection with the issuance or payment of such Letter of Credit.
     SECTION 4. Fees; Commitments
     4.1 Fees. (a) (i) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Revolving Credit Termination Date. Such commitment fee shall be payable in arrears (x) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.
          (ii) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
     (b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans minus 0.125% per annum on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

     (c) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
     (d) The Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.
     (e) The Borrower agrees to pay to each of the Co-Collateral Agents, for its own account, fees in the amounts and at the times set forth in the Co-Collateral Agent Fee Letters.
     4.2 Voluntary Reduction of Revolving Credit Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower (on behalf of itself) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the lesser of the Total Revolving Credit Commitment and the Borrowing Base then in effect.
     4.3 Mandatory Termination of Commitments. (a) [Intentionally Omitted.]
     (b) The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
     (c) The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.
     SECTION 5. Payments
     5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Credit Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent and at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of a LIBOR Loans, 12:00 noon (New York City time) three Business Days prior to or (ii) in the case of ABR Loans, 12:00 noon (New York City time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $10,000 and in an aggregate principal amount of at least $250,000, provided that no partial prepayment of LIBOR Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Revolving Credit Loans and (c) any prepayment of LIBOR Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.
     5.2 Mandatory Prepayments. (a) [Intentionally Omitted].
     (b) Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Revolving Credit Outstandings”) exceeds 100% of the Total Revolving Credit Commitment or the Borrowing Base as then in effect, the Borrower shall forthwith repay on such date first, the principal amount of all Protective Advances, second, after all Protective Advances have been paid in full, the principal amount of all Swingline Loans and third, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Protective Advances, Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment or Borrowing Base then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall instruct the Collateral Agent to hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain Investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).
     (c) [Intentionally Omitted].
     (d) [Intentionally Omitted].
     (e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(b) of

Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
     (f) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
     5.3 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender entitled thereto, as the case may be, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
     (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
     5.4 Net Payments. (a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative

Agent, the Collateral Agent, the Letter of Credit Issuer or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or any Guarantor shall make such deductions or withholdings and (iii) the Borrower or any Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof.
     (b) The Borrower shall pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).
     (c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on, or paid by, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of Borrower or any Guarantor under this Agreement or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent, any Letter of Credit Issuer or the Collateral Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
     (d) Each Non-U.S. Lender making or acquiring a loan to the Borrower shall:
          (i) deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, or (z) Internal Revenue Service Form W-8IMY (together with the forms and certificates described in clauses (x) and (y), as appropriate), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement; and
          (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;
unless in any such case any Change in Law or other event has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.
     (e) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the laws of the jurisdiction in which any Borrower or Guarantor is organized, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Credit Document by such Borrower or Guarantor shall deliver to such Borrower or Guarantor (with a copy to the Administrative Agent), as applicable, at the time or times prescribed by applicable law and reasonably requested by such Borrower or Guarantor, as applicable, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding or at such reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation, such documentation is necessary in order for such exemption or reduction to apply and in such Lender’s reasonable judgment the completion, execution or submission would not materially prejudice the legal position of the Lender. In addition, each Lender shall deliver such other documentation prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent (including an IRS Form W-8 or W-9) as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to United States backup withholding or information reporting requirements.
     (f) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender, the Administrative Agent or the Collateral Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes at the Borrower’s expense if so requested by the Borrower. If any Lender, the Administrative Agent or the Collateral Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. The Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, as applicable, agrees to repay the amount paid over to the Borrower to the Lender, the Administrative Agent or the Collateral Agent, as applicable, in the event the Lender, the Administrative Agent or the Collateral Agent, as applicable, is required to repay the refund to the Governmental Authority. Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f) or any other provision of this Section 5.4.
     (g) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     5.5 Computations of Interest and Fees. (a) Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
     (b) Fees and Letters of Credit Outstanding shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
     5.6 Limit on Rate of Interest.
     (a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
     (b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
     (c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

     SECTION 6. Conditions Precedent to Initial Borrowing
     The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.
     6.1 Credit Documents. The Administrative Agent shall have received:
     (a) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender;
     (b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;
     (c) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto; and
     (d) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each Credit Party, the Collateral Agent and Lehman Commercial Paper Inc., as collateral agent under the Term Loan Credit Agreement.
     6.2 [Reserved].
     (b) All documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by law or reasonably requested by the Collateral Agent, as applicable, to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording (except those to be filed, registered, recorded or delivered pursuant to Section 9.17(c)).
     (c) [Intentionally Omitted].
     (d) The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.
     6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit I-1 and (b) local counsel to the Borrower in certain jurisdictions as may be reasonably requested by the Administrative Agent, substantially in the form(s) of Exhibit I-2. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.
     6.4 First Amendment to Term Loan Credit Agreement and Intercreditor Agreement. The Borrower shall deliver to the Collateral Agent a fully-executed copy of the First Amendment to Term Loan Credit Agreement and the Intercreditor Agreement.

     6.5 Equity Investments; Existing Indebtedness. (a) Equity Investments in an amount equal to not less than the Minimum Equity Investment Amount shall have been made and (b) after giving effect to the Transactions, the Borrower and its Subsidiaries shall have no outstanding Indebtedness other than (A) the loans and other extensions of credit under the Revolving Credit Loans and the Term Loans and (B) other Indebtedness listed on Schedule 10.1.
     6.6 Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit J, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Section 6.7.
     6.7 Organizational Documents; Incumbency. The Administrative Agent shall have received a copy of (a) each Organizational Document of each Credit Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (b) signature and incumbency certificates of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party; (c) resolutions of the Board of Directors or similar governing body of each Credit Party (A) approving and authorizing the execution, delivery and performance of Credit Documents to which it is a party and (B) in the case of the Borrower, the extensions of credit contemplated hereunder, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (d) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation.
     6.8 Fees. The Co-Lead Arrangers and the Collateral Agent shall have received the fees to be received on the Closing Date set forth in the Fee Letter and the Collateral Agent Fee Letter, respectively. The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the Closing Date shall have been paid.
     6.9 Representations and Warranties. On the Closing Date, the representations and warranties made by the Credit Parties in Section 8.2, 8.3(a), Section 8.5 and Section 8.7, as they relate to the Credit Parties at such time, shall be true and correct in all material respects.
     6.10 Related Agreements. Administrative Agent shall have received a fully executed or conformed copy of the Red Man Transaction Agreement which shall be in full force and effect.
     6.11 Solvency Certificate. On the Closing Date, Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.
     6.12 Historical Financial Statements. Lenders shall have received the Historical Financial Statements.
     6.13 Red Man Transaction. Concurrently with the initial Credit Event made hereunder, the Red Man Transaction shall have been consummated in accordance with the terms of the Red Man Transaction Agreement, without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the reasonable consent of the Agents.
     6.14 Insurance. Certificates of insurance evidencing the existence of insurance to be maintained by the Borrower pursuant to Section 9.3 and, if applicable, the designation of the Collateral Agent as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).
     6.15 Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet of Borrower as of September 30, 2007 and a pro forma statement of income for the twelve month period ending on such balance sheet date, in each case, after giving effect to the Transactions, together with a certificate of an Authorized Officer of Borrower to the effect that such balance sheets accurately present the pro forma financial position of Borrower and its Subsidiaries in a manner consistent with previous disclosures to the Co-Lead Arrangers, unless disclosed in the notes to the pro forma statements.
     6.16 Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate effective as of the Business Day preceding the day such initial Loans are to be funded or any such initial Letter of Credit is to be issued.
     6.17 Initial Borrowings. The aggregate amount of the initial Loans and Letters of Credit hereunder on the Closing Date shall not exceed $450,000,000.
     SECTION 7. Conditions Precedent to All Credit Events
     The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Protective Advances) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:
     7.1 No Default; Representations and Warranties; Excess Availability. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (c) Excess Availability of not less than the amount of the proposed Borrowing shall exist and (d) if Excess Availability (after giving effect to the proposed Borrowing) is less than 7% of the then existing Total Revolving Credit Commitment, the Consolidated Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis on the date of such proposed Borrowing and for the most recent Test Period, after giving effect to such proposed Borrowing and all Specified

Transactions after the beginning of the relevant Test Period but prior to or simultaneous with such proposed Borrowing, would not be less than 1.0:1.0.
     7.2 Notice of Borrowing; Letter of Credit Request. (a) [Intentionally Omitted].
     (b) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
     (c) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.
     SECTION 8. Representations, Warranties and Agreements
     In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower (with respect to itself and its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:
     8.1 Corporate Status. The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     8.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each Credit Party is in compliance with all laws, orders, writs and injunctions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     8.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Red Man Transaction and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of such Credit Party or any of the Restricted Subsidiaries.
     8.4 Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.
     8.5 Margin Regulations. Neither Borrower nor any of its Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
     8.6 Governmental Approvals. The execution, delivery and performance of the Red Man Transaction Agreement or any Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.
     8.7 Investment Company Act. No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     8.8 True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

     (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     8.9 Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP, consistently applied (except to the extent provided in the notes to said financial statements), and the audit reports accompanying such financial statements are not subject to any qualification as to the scope of the audit or the status of the Borrower as a going concern. There has been no Material Adverse Change since December 31, 2006; provided, that on the Closing Date, the representation in this sentence shall not apply to the Red Man Group.
     8.10 Tax Returns and Payments. The Borrower and each of the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all income and other material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.
     8.11 Compliance with ERISA. (a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.
     (b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. To the knowledge of the Borrower, after due inquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.
     8.13 Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.
     8.14 Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are, and have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither the Borrower, nor any of the Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) the Borrower and its Subsidiaries are not conducting, or required to conduct, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location, including any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries, and any real property to which the Borrower or any of its Subsidiaries may have sent Hazardous Materials; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.
     (b) Neither the Borrower, nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at,

on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.
     8.15 Properties. The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement or the Term Loan Credit Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.
     8.16 Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.
     SECTION 9. Affirmative Covenants
     The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
     9.1 Information Covenants. The Borrower will furnish to the Administrative Agent:
     (a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 105 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and consolidated statement of cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof which shall be certified by a Financial Officer of the Borrower.
     (b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is sixty (60) days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Financial Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.
     (c) Monthly Financial Statements. As soon as available and in any event on or before the date that is thirty (30) days after the end of each fiscal month of Borrower, the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such fiscal month and the related consolidated statement of operations for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by a Financial Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.
     (d) Budgets. Not more than sixty (60) days after the commencement of each fiscal year of the Borrower, a budget of the Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.
     (e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the Consolidated Fixed Charge Coverage Ratio (and accompanying calculations) as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the

Applicable Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (e)(ii), as the case may be.
     (f) Borrowing Base Certificates. As soon as available but in any event within twenty-five (25) days of the end of each calendar month, a Borrowing Base Certificate (which shall be calculated in a consistent manner with the most recently delivered Borrowing Base Certificate) and supporting information in connection therewith as of the end of such month, provided that the Borrower will be required to furnish a Borrowing Base Certificate and supporting information in connection therewith within four (4) days of the end of each calendar week as of the end of such calendar week if (A) a Cash Dominion Event is continuing or (B) an Event of Default has occurred and is continuing and the Administrative Agent so requests.
     (g) Collateral Reports. As soon as available but in any event within twenty-five (25) days of the end of each calendar month, in each case as of the period then ended:
     (i) a detailed aging of the Borrower’s and Guarantors’ Accounts reconciled to the Borrowing Base Certificate delivered as of such date in a form reasonably acceptable to the Administrative Agent;
     (ii) a schedule detailing the Borrower’s and Guarantors’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement, in each case, to the extent the Cost of Inventory at such location exceeds $50,000 in the aggregate which Inventory shall be valued at Cost and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate in their Permitted Discretion, (2) including a report of material variances or other results of Inventory counts performed by the Borrower or any Guarantor since the last Inventory schedule, and (3) reconciled to the Borrowing Base Certificate delivered as of such date;
     (iii) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion; and
     (iv) a schedule and aging of the Borrower’s and each Guarantor’s accounts payable presented at the vendor level.
     (h) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.
     (i) Environmental Matters. The Borrower will promptly advise the Administrative Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:
     (i) Any pending or threatened Environmental Claim against any Credit Party or any current or former Real Estate;
     (ii) Any condition or occurrence on or otherwise related to any current or former Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any current or former Real Estate;
     (iii) Any condition or occurrence on or otherwise related to any current or former Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
     (iv) The conduct or need to conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any current or former Real Estate or otherwise related to Environmental Law.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
     (j) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders and the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.
     (k) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.
     (l) Information Regarding Collateral. Reasonably promptly but not later than sixty (60) days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Credit Party, (ii) in the jurisdiction of organization or location of any Credit Party for purposes of the Uniform Commercial Code, (iii) in the identity or type of organization of any Credit Party or (iv) in the Federal Taxpayer Identification Number or organizational identification number of any Credit Party. The Borrower shall also promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this clause (l).
     Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B) above, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.
     9.2 Books, Records and Inspections. The Borrower will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agents or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agents or the Required Lenders may desire; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or any of their respective representatives or independent contractors) on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this

Section 9.2 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense unless Excess Availability is less than 7% of the then Existing Total Revolving Credit Commitments, in which case the second time shall also be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
     9.3 Maintenance of Insurance. The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent (for delivery to the Lenders), upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
     9.4 Payment of Taxes. Each Credit Party will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of each Credit Party or any of the Restricted Subsidiaries, provided that no Credit Party, nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
     9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

     9.6 Compliance with Statutes, Regulations, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     9.7 ERISA. Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
     9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.
     9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or the Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsors for management, consulting and financial services rendered to the Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsors for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) transactions permitted by Section 10.6, (c) Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of the Borrower to the management of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9, (e) loans and other transactions by the Borrower and the Restricted Subsidiaries to the extent permitted under Section 10, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, and (j) customary payments by the Borrower and any Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower (or any direct or indirect parent thereof), in good faith.
     9.10 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
     9.11 Additional Guarantors and Grantors. Except as set forth in Section 10.1(B)(j) or 10.1(B)(k) and subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under Security Agreement or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Agreement in form and substance reasonably satisfactory to the Collateral Agent.

     9.12 [Intentionally Omitted.]
     9.13 Use of Proceeds. (a) The Borrower will use the proceeds of all Revolving Loans made on the Closing Date to effect the Red Man Transaction and Debt Repayment and to pay Transaction Expenses; and
     (b) The Borrower will use Letters of Credit and the proceeds of all other Revolving Credit Loans and Swingline Loans for general corporate purposes (including Permitted Acquisitions and permitted dividends) and to pay Transaction Expenses.
     9.14 Appraisals; Field Examinations. At any time that the Administrative Agent or Collateral Agent reasonably requests, the Borrower will, and will cause each Borrowing Base Guarantor to, permit Administrative Agent, Collateral Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Administrative Agent or Collateral Agent, on reasonable prior notice and during normal business hours and with reasonable frequency, to conduct appraisals and commercial finance examinations or updates thereof including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Administrative Agent and Collateral Agent and at the sole expense of the Borrower; provided, however, if no Default or Event of Default shall have occurred and be continuing, only one (1) such appraisal and one (1) such examination or update per fiscal year shall be conducted at Borrower’s expense; provided, further, however, that if Excess Availability is less than 7% of the then existing Total Revolving Credit Commitment, one (1) additional appraisal and one (1) additional examination or update per fiscal year may be conducted without cost to the Borrower.
     9.15 Interest Rate Protection. No later than 90 days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness of the Borrower and its Subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.
     9.16 Collateral Access Agreements. Borrower and each Guarantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect to Inventory which is located in any location leased by such Credit Party, located in any third-party warehouse or in the possession of a bailee, in each case, to the extent the Cost of Inventory at such location exceeds $50,000 in the aggregate.
     9.17 Further Assurances. (a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, all at the expense of the Borrower and the Restricted Subsidiaries.
     (b) If any assets are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreement, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.17, all at the expense of the Borrower.
     (c) The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.17(c) as soon as commercially reasonable and by no later than the date set forth in Schedule 9.17(c) with respect to such action or such later date as the Administrative Agent may reasonably agree.
     (d) The Borrower agrees that it will cause Red Man Distributors to comply with the terms of this Agreement and the other Loan Documents and will not permit Red Man Distributors to amend, restate, supplement or otherwise modify its Organizational Documents in a manner that amends the subrogation rights or is materially adverse to the Lenders (other than as required by the applicable Governmental Authority to become certified as a minority business enterprise) without obtaining the prior written consent of the Administrative Agent and Collateral Agent to such amendment, restatement, supplement or other modification.
     SECTION 10. Negative Covenants
     The Borrower (for itself and each of its Restricted Subsidiaries) hereby covenants and agrees that on the Closing Date (immediately after consummation of the Red Man Transaction) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
     10.1 Limitation on Indebtedness. (A) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, incur, create, assume or permit to exist, directly or indirectly (collectively, “incur” and collectively, an “incurrence”), any Indebtedness; provided, however, that Borrower and the Restricted Subsidiaries will be entitled to incur Indebtedness if the Consolidated Total Debt to Consolidated EBITDA Ratio at the time such additional Indebtedness is incurred would have been no greater than 5.50 to 1.0 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of the most recent Test Period; provided, that such additional Indebtedness shall not be secured Indebtedness unless (i) the Secured Leverage Ratio at the time such additional Indebtedness is incurred would have been no greater than 5.0 to 1.0, determined on a Pro Forma Basis in the manner set forth above, (ii) such secured Indebtedness has a later final maturity and a longer weighted average life than the Term Loans, (iii) the Liens securing such Indebtedness shall be subordinate to the Liens securing the Obligations and the “Obligations” (as defined in the Term Loan Credit Agreement) and (iv) the holders of such Indebtedness, the Collateral Agent and the collateral agent under the Term Loan Credit Agreement shall have entered into an intercreditor agreement in a form reasonably satisfactory to Collateral Agent.
     (B) The limitation set forth in clause (A) of this Section 10.1 will not prohibit any of the following:
     (a) Indebtedness arising under the Credit Documents and the Term Loan Agreement;
     (b) Indebtedness of (i) the Borrower or any Subsidiary Guarantor owing to the Borrower or any Restricted Subsidiary, (ii) any Subsidiary who is not a Guarantor owing to any other Subsidiary who is not a Guarantor and (iii) subject to compliance with Section 10.5, any Subsidiary who is not a Guarantor owing to the Borrower or any Subsidiary Guarantor;
     (c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);
     (d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that, except as provided in clauses (j) and (k) below, there shall be no Guarantee (a) by a Restricted Subsidiary that is not a Guarantor of any Indebtedness of the Borrower and (b) in respect of any Permitted Additional Debt, unless such Guarantee is made by a Guarantor and, in the case of Permitted Additional Debt that is subordinated, is subordinated;
     (e) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) or otherwise constituting Investments permitted by Section 10.5;
     (f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $20,000,000 at any time outstanding, and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof (including pursuant to clause (iii)) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;
     (g) Indebtedness outstanding on the date hereof (i) listed on Schedule 10.1 and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (ii) owing by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;
     (h) Indebtedness in respect of Hedge Agreements;
     (i) [Reserved];
     (j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided, that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person and any of its Subsidiaries) and (y) such Person executes a supplement to each of the Guarantee and the Security Agreement to the extent required under Section 9.11, provided that the requirements of this subclause (y) shall not apply to (I) an aggregate amount at any time outstanding of up to the greater of (A) $300,000,000 or (B) 10% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies) at such time of such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (II) any Indebtedness of the type that could have been incurred under Section 10.1(B)(f), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (X) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (Y) the direct and contingent obligors with respect to such Indebtedness are not changed;

     (k) (i) Permitted Additional Debt of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (x) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Guarantor, such Indebtedness is not guaranteed by the Borrower or any Guarantor except as permitted by Section 10.5(g) and (y) such acquired Person executes a supplement to the Guarantee and the Security Agreement (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to the greater of (A) $300,000,000 or (B) 10% of Consolidated Total Assets at the time of the incurrence of such Indebtedness (less all Indebtedness as to which clause (I) of the proviso to clause (j)(i)(y) above then applies) at such time of the aggregate of such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (ii) below), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;
     (l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
     (m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds thereof are promptly applied to the prepayment of the Term Loans to the extent required by Section 5.2 of the Term Loan Credit Agreement) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;
     (n) (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed the greater of (w) $150,000,000 and (x) 5% of Consolidated Total Assets at the time of the incurrence of such Indebtedness; provided, however, not more than the greater of (y) $50,000,000 and (z) 1.5% of Consolidated Total Assets at the time of the incurrence of such Indebtedness in aggregate principal amount of Indebtedness of the Borrower or any Subsidiary Guarantor incurred under this clause (n) shall be secured;

     (o) Indebtedness in respect of Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2 of the Term Loan Credit Agreement;
     (p) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;
     (q) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;
     (r) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, provided that (i) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;
     (s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;
     (t) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;
     (u) Unsecured, subordinated Indebtedness consisting of promissory notes in an aggregate principal amount of not more than $10,000,000 issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

     (v) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;
     (w) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; and
     (x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.
     10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
     (a) Liens arising under the Credit Documents;
     (b) Permitted Liens;
     (c) (i) Liens securing Indebtedness permitted pursuant to Section 10.1(B)(f), provided that (x) such Liens attach at all times only to the assets so financed except for accessions to such property Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness permitted pursuant to Section 10.1(B)(n) and (p);
     (d) Liens existing on the date hereof and listed on Schedule 10.2;
     (e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.2 upon or in the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.1(B) and proceeds and products thereof) theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;
     (f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(B)(j) or other obligations permitted by this Agreement, provided that such Liens attach at all times only to the same assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.1(B) and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancings, extensions, renewals, refundings or replacements of such

Indebtedness permitted by Section 10.1(B)) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment, as applicable;
     (g) (i) Liens placed upon the Stock and Stock Equivalents of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.1(B)(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by, or Indebtedness of, such Restricted Subsidiary of any Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(B)(k);
     (h) Liens securing Indebtedness or other obligations of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary that is a Guarantor and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;
     (i) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
     (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
     (l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;
     (m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

     (o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
     (q) Liens securing obligations under the Term Loan Agreement; and
     (r) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed the greater of (y) $50,000,000 at any time outstanding and (z) 1.5% of Consolidated Total Assets at the time of the incurrence of such obligations.
     10.3 Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
     (a) so long as no Default or Event of Default would result therefrom, any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (E) the Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements to this Agreement preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document, and provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement;
     (b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement and the Security Agreement in form and substance reasonably satisfactory to the Collateral Agent in order to become a Guarantor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such merger, amalgamation or consolidation, with the covenant set forth in Section 10.9 of the Term Loan Agreement, as such covenant is recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents;
     (c) any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary;
     (d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor; and
     (e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.
     10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

     (a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business and (ii) Permitted Investments;
     (b) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) (each a “Disposition”) for fair value, provided that:
     (i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i):
     (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,
     (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and
     (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) and Section 10.4(c) that is at that time outstanding, not in excess of 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (i) be deemed to be cash;
     (ii) [intentionally omitted];
     (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with the covenant set forth in Section 10.9 of the Term Loan Agreement), as such covenant is recomputed as at the last day of the most recently ended Test Period under such Section as if such sale, transfer or disposition had occurred on the first day of such Test Period; and

     (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;
     (c) the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors:
     (i) such sale, transfer or disposition shall be for fair value;
     (ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $10,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (ii):
     (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,
     (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition,
     (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(c) and Section 10.4(b) that is at that time outstanding, not in excess of 6% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (ii) be deemed to be cash; and
     (iii) [intentionally omitted].
     (d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;
     (e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof consistent with such Person’s current credit and collection practices;
     (f) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;
     (g) sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
     (h) sales, transfers and other dispositions of property pursuant to Permitted Sale Leaseback transactions;
     (i) Dispositions of Non-Core Assets; and
     (j) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.
     10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:
     (a) extensions of trade credit and asset purchases in the ordinary course of business;
     (b) Permitted Investments;
     (c) loans and advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are contributed to the Borrower in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;
     (d) Investments existing on, or contemplated as of, the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

     (e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
     (f) Investments to the extent that payment for such Investments is made solely with Stock or Stock Equivalents of the Borrower;
     (g) Investments (i) in any Guarantor or the Borrower, (ii) in Restricted Subsidiaries that are not Guarantors, in an aggregate amount pursuant to this clause (ii) not to exceed (x) the greater of (A) $50,000,000 and (B) 1.5% of Consolidated Total Assets at the time of the incurrence of such Investment plus (y) the Applicable Amount at such time, and (iii) in Restricted Subsidiaries that are not Guarantors so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Guarantors;
     (h) Investments constituting Permitted Acquisitions;
     (i) (i) Investments (including Investments in Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed the sum of (x) the greater of (A) $100,000,000 and (B) 3% of Consolidated Total Assets at the time of the incurrence of such Investment, plus (y) the Applicable Amount at such time plus (z) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made),
     (j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;
     (k) Investments made to repurchase or retire Stock of the Borrower or any direct or indirect parent thereof owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);
     (l) Investments permitted under Section 10.6;
     (m) loans and advance to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6;
     (n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
     (o) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;
     (p) advances of payroll payments to employees in the ordinary course of business;
     (q) [Intentionally Omitted];
     (r) Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
     (s) Investments made to repurchase or retire equity interests of the Borrower (or any direct or indirect parent thereof) owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);
     (t) Investments of a Restricted Subsidiary acquired after the Closing Date or of any Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and
          (u) Investments with respect to the purchase of the outstanding Stock and Stock Equivalents of Red Man Pipe and Supply Canada, Ltd. in accordance with the exercise of the CanHCo Call Right (as defined in the Redman Acquisition Agreement) so long as no Default or Event of Default exists or would exist after giving effect thereto.
     10.6 Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing “dividends”), provided that, (x) to the extent that a dividend, distribution or any other return of capital pursuant to paragraph (c) below is funded with a Borrowing hereunder, Excess Availability is not less than $100,000,000 after giving effect to such dividend, distribution or other return of capital and (y) so long as no Default or Event of Default exists or would exist after giving effect thereto:

     (a) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;
     (b) the Borrower may (or may make dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided, that the aggregate amount of all cash paid in respect of all such shares so repurchased in any calendar year does not exceed the sum of (i) $10,000,000 plus (ii) all amounts obtained by the Borrower during such calendar year from the sale of such Stock or Stock Equivalents to other officers, directors and employees of the Borrower and its Subsidiaries in connection with any permitted compensation and incentive arrangements plus (iii) all amounts obtained from any key-man life insurance policies received during such calendar year; provided further that the aggregate amount permitted by the foregoing proviso with respect to any calendar year commencing with 2008 shall be increased by 100% of the amount of unused share repurchases for the immediately preceding year (such amount, a “carry-over amount”) without giving effect to any carry-over amount that was added in such preceding calendar year and assuming any such carry-over amount is utilized first and so long as the aggregate amount of cash paid in respect of all such shares so repurchased in any calendar year does not exceed $20,000,000; and provided still further the aggregate amount of all cash paid in respect of all such shares so repurchased in any calendar year may exceed the aggregate amount permitted by the foregoing provisos if Excess Availability is not less than $100,000,000 after giving effect to such dividend, distribution or other return of capital;
     (c) the Borrower may pay dividends on the Stock or Stock Equivalents, provided that the amount of any such dividends pursuant to this clause (c) shall not exceed an amount equal to (i)(a) $50,000,000 or (b) $100,000,000, if the Consolidated Total Debt to Consolidated EBITDA Ratio for the Test Period last ended is less than 4.00:1.00, determined on a Pro Forma Basis after giving effect to such dividend, less any amount expended pursuant to Section 10.7(a)(i)(x) plus (ii) the Applicable Amount at such time; and
     (d) the Borrower may pay dividends:
     (i) so long as the Borrower is a member of a group filing a consolidated, combined, unitary or affiliated tax return with a parent, the proceeds of which will be used to pay (or to make dividends to allow any direct or indirect parent of the Borrower to pay) within 30 days of the receipt thereof, the tax liability to each relevant jurisdiction in respect of such consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such parent to the extent such tax liability is directly attributable to the taxable income of the

Borrower or its Subsidiaries (that are included in such consolidated, combined, unitary or affiliated tax return), determined as if the Borrower and such Subsidiaries filed a separate consolidated, combined, unitary or affiliated tax return as a stand-alone group;
     (ii) the proceeds of which shall be used to allow any direct or indirect parent of Borrower to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower plus any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Subsidiaries or (B) fees and expenses otherwise (x) due and payable by the Borrower or any of its Subsidiaries and (y) permitted to be paid by the Borrower or such Subsidiary under this Agreement;
     (iii) the proceeds of which shall be used to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower, within thirty (30) days of the receipt thereof;
     (iv) in amount equal to the Net Cash Proceeds of any Disposition of Non-Core Assets for the purposes of complying with the requirements of the Red Man Transaction Agreement or the Merger Agreement (as defined in the Existing Revolving Credit Agreement), as applicable, relating thereto;
     (v) to any direct or indirect parent of the Borrower to finance any Investment permitted to be made pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition; and
               (vi) in an amount not to exceed the amount necessary to effect the Investment described in Section 10.5(u).
     10.7 Limitations on Debt Payments and Amendments. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Subordinated Indebtedness; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result after giving effect thereof and Excess Availability is not less than $50,000,000 after giving effect to such prepayment, repurchase, redemption or other defeasance, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Indebtedness (i) for an aggregate price not in excess of (x)(A) $50,000,000 or (B) $100,000,000, if the Consolidated Total Debt to Consolidated EBITDA Ratio for the Test Period last ended is less than 4.00:1.00, determined on a Pro Forma Basis after giving effect to such prepayment, repurchase, redemption or other defeasance, less any amount expended pursuant to Section 10.6(c)(i) plus (y) the Applicable Amount at the time of such prepayment, repurchase or redemption, or (ii) with the proceeds of Subordinated Indebtedness that (A) is permitted by Section 10.1(B) (other than Section 10.1(B)(o)) and (B) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced.
     (b) The Borrower will not waive, amend, modify, terminate or release any Subordinated Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.
     10.8 Limitations on Sale Leasebacks. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.
     10.9 [Reserved].
     10.10 Changes in Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.
     10.11 Burdensome Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Credit Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make dividends to the Borrower or any Guarantor or (b) the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 10.11) are listed on Schedule 10.11 and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Credit Party which is permitted by Section 10.1, (iv) arise in connection with any Disposition permitted by Section 10.4, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.5 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of secured Indebtedness incurred pursuant to Section 10.1(B)(j) or Section 10.1(B)(k)) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xii) exist under the Term Loan Credit Agreement or any documentation relating to such debt.
     SECTION 11. Events of Default
     Upon the occurrence of any of the following specified events (each an “Event of Default”):
     11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
     11.2 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
     11.3 Covenants. Any Credit Party shall:
     (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(h) or Section 10;
     (b) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(f) and such default shall continue unremedied for a period of at least ten (10) Business Days after the earlier of the date on which an Authorized Officer of the Borrower has knowledge of such default and the date of receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or
     (c) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clauses (a) or (b) of this Section 11.3) contained in this Agreement, any Security Document or the Fee Letter and such default shall continue unremedied for a period of at least thirty (30) days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

     11.4 Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $30,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or
     11.5 Bankruptcy, etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or
     11.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or
     11.7 Guarantee. Any Guarantee provided by any Material Subsidiary or any material provision thereof shall cease to be in full force or effect or any such Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee (or any of the foregoing shall occur with respect to a Guarantee provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 5 Business Days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or
     11.8 [Reserved].; or
     11.9 Security Agreement. The Security Agreement pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 5 Business Days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or
     11.10 [Intentionally Omitted].
     11.11 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $30,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
     11.12 Change of Control. A Change of Control shall occur; or
     11.13 Subordination. The subordination provisions of any document or instrument evidencing any Permitted Additional Debt having a principal amount in excess of $15,000,000 that are subordinated shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Permitted Additional Debt, enforceable in accordance with their terms;
     then, (1) upon the occurrence of any Event of Default described in Section 11.5, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to the Borrower by Administrative Agent, (A) the Revolving Credit Commitments of each Lender and the obligation of the Letter of Credit Issuer to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.1(d) or Section 3.3(a); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents; and (D) Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 11.5 to pay) to Administrative Agent such additional amounts of cash as reasonably requested by the Letter of Credit Issuer, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding.
     SECTION 12. [Reserved].
     SECTION 13. The Administrative Agent
     13.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. The provisions of this Section 13 are solely for the benefit of the Agents, any sub-agent and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Except as expressly otherwise provided in this Agreement, the Administrative Agent shall have and may use its sole discretion with respect to

(i) the determination of the applicability of ineligibility criteria and other determinations with respect to the calculation of the Borrowing Base, (ii) the making of Protective Advances pursuant to Section 2.15, and (iii) the exercise of remedies pursuant to Section 11.
     (b) The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as its agent under this Agreement and the other Credit Documents, and the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorize the Collateral Agent, in such capacity, (i) to take such action on their behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto and (ii) to enter into any and all of the Security Documents (including, for the avoidance of doubt, the Intercreditor Agreement) together with such other documents as shall be necessary to give effect to (x) the ranking and priority of Indebtedness contemplated by the Intercreditor Agreement and (y) the Collateral contemplated by the other Security Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement to the same extent as if it were a party thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Administrative Agent, any Lender, the Swingline Lender or the Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
     (c) The Syndication Agent, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.
     (d) Each Co-Documentation Agent, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.
     13.2 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 13.2 and of Section 13.7 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 13 and Section 14.5 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     13.3 General Immunity. (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letters of Credit Outstanding or the component amounts thereof.
     (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 14.1) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 14.1)

     13.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
     13.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).
     13.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Swingline Lender or the Letter of Credit Issuer. Each Lender, Swingline Lender and Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliate. Notwithstanding anything herein to the contrary, each Lender acknowledges that the lien and security interest granted to the Collateral Agent pursuant to the Security Agreement or other applicable Security Document, and the exercise of any right or remedy by the Collateral Agent thereunder, are subject to the provisions of the Intercreditor Agreement and that in the event of any conflict between the terms of the Intercreditor Agreement and such Security Document, the terms of the Intercreditor Agreement shall govern and control.
     13.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent and any sub-agent thereof, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including legal fees and costs), expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent or such sub-agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent or such sub-agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s or such sub-agent’s gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder.
     13.8 Agents in their Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent or any sub-agent thereof in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent and any sub-agent thereof shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent or any sub-agent thereof in its individual capacity. Any Agent or any sub-agent thereof and its respective Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
     13.9 Successor Agents. The Administrative Agent may resign as Administrative Agent and the Collateral Agent may resign as Collateral Agent upon 20 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent or the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent or successor Collateral Agent, as applicable, which successor agent in each case, shall be approved by the Borrower (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Credit Documents.
     13.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
     13.11 REPORTS AND FINANCIAL STATEMENTS; DISCLAIMER BY LENDERS. By signing this Agreement, each Lender:

     (a) is deemed to have requested that the Agents furnish such Lender and Agents hereby agree to deliver to each Lender, promptly after it becomes available, (i) a copy of all financial statements and Borrowing Base Certificates to be delivered by the Borrower hereunder, (ii) a copy of any notice of Default or Event of Default received by such Agent, (iii) a copy of each Report and (iv) a copy of each budget and certificate to be delivered by the Borrower pursuant to Sections 9.1(d) and (e);
     (b) expressly agrees and acknowledges that no Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;
     (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and will rely significantly upon the Borrower’s books and records, as well as on representations of the Borrower’s personnel;
     (d) agrees to keep all Reports confidential in accordance with Section 14.16; and
     without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Person or Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Person or Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable costs of counsel) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender. Upon a Lender’s reasonable request, the Administrative Agent agrees to deliver to such Lender a copy of the documents delivered by the Borrower to the Administrative Agent pursuant to Section 9.1.
     SECTION 14. Miscellaneous
     14.1 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or Unpaid Drawing or extend the final scheduled maturity date of any Loan or Unpaid Drawing or reduce the stated rate (it being understood that any change to the definitions of Consolidated Total Debt to Consolidated EBITDA Ratio, Secured Leverage Ratio or Consolidated Fixed Charge Coverage Ratio or in the component definitions thereof shall not constitute a reduction in the stated rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only), 2.4 (with respect to the ratable disbursement of funds) and 14.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the term “Required Lenders” or “Super-Majority Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 13 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 with respect to any rights or obligations of the Letter of Credit Issuer, Section 5.4 in a manner that directly and adversely affects the rights of the Letter of Credit Issuer set forth therein or Section 14.6(b) or Section 14.7 to eliminate or reduce the Letter of Credit Issuer’s right to consent to assignments of Revolving Credit Commitments or Revolving Credit Loans, without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) increase the advance rates or modify the definition of “Borrowing Base” or any component definition thereof if such increase or modification is intended to have the effect of making more credit available, in each case without the prior written consent of the Super-Majority Lenders and, solely in the case of an increase to the $30,000,000 figure in clause (o) of the definition of Eligible Account and/or clause (a) of the definition of Eligible Red Man Business Account, the prior written consent of all Lenders; provided that the foregoing shall not limit the discretion of the Administrative Agent to establish, change or eliminate Reserves or otherwise exercise its Permitted Discretion, or (vii) release or limit the liability of all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or release all or substantially all of the Collateral under the Security Agreement (except with respect to transactions in accordance with Section 10.4) without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby; or (ix) amend, modify or waive any provisions hereof relating to the Administrative Agent in a manner that directly and adversely affects it rights and obligations hereunder without the written consent of the Administrative Agent; or (x) amend, modify or waive any provisions hereof relating to the Collateral Agent in a manner that directly and adversely affects it rights and obligations hereunder without the written consent of the Collateral Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
     Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
     14.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (a) if to the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
     14.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any

right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     14.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
     14.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented costs, fees and expenses associated with the initial collateral appraisal and field examination and all subsequent appraisals, examinations or updates to the extent set forth in Section 9.14 and the reasonable fees, disbursements and other charges of Latham & Watkins LLP, one local counsel in each relevant local jurisdiction and such additional counsel to the extent consented to by the Borrower, (b) to pay or reimburse each Lender, Letter of Credit Issuer and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, Collateral Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel), related to the Transactions or with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials or any other Environmental Claims involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their Related Parties with respect to indemnified liabilities to the extent attributable to the bad faith, gross negligence or willful misconduct of, or material breach of the Credit Documents by, the party to be indemnified or any of its Related Parties (other than its trustees and advisors). All amounts payable under this Section 14.5 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. No Person indemnified under this Section 14.5 shall be liable for any special, indirect, consequential or punitive damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder
     14.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
     (A) the Borrower (which consent shall not be unreasonably withheld or delayed; provided that it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (unless increased costs would result therefrom at any time when no Event of Default under Section 11.1 or Section 11.5 is continuing) or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee;
     (B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund), or, in the case of assignments in connection with the initial syndication of Commitments and Loans only, the Co-Lead Arrangers, and, except in connection with the initial syndication of Revolving Credit Commitments or Revolving Loans, the Swingline Lender and the applicable Letter of Credit Issuer;

     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, or assignments in connection with the initial syndication of Commitments and Loans (in amounts, and to such Persons, as previously agreed between the Borrower and the Co-Lead Arrangers), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).
     For the purpose of this Section 14.6(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 14.6.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 14.6 and any written consent to such assignment required by paragraph (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the

Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 under subsections (i), (vi), and (vii) that affects such Participant. Subject to paragraph (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).
     (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit L evidencing the Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.
     (e) Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.
     14.7 Replacements of Lenders under Certain Circumstances. (a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     (b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant such consent. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.
     14.8 Adjustments; Set-off. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
     (b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the

Borrower to the extent permitted by applicable law, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld) upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
     14.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
     14.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     14.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
     14.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     14.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.
     14.14 Acknowledgments. The Borrower hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
     (b) neither the Administrative Agent nor the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
     14.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     14.16 Confidentiality. The Administrative Agent, each Co-Lead Arranger and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or the Co-Lead Arrangers pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may (i) make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s, the Administrative Agent’s or Co-Lead

Arrangers’ attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender, each Co-Lead Arranger and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender, Co-Lead Arranger or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower, (ii) make disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements or any other swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by provisions that in substance are equivalent to those in this Section 14.16), (iii) make disclosure of such information reasonably required by any lender or other Person providing financing to such Lender (provided such lenders or other Persons are advised of the confidential nature of such information and agree to keep such information confidential on terms consistent with this Section 14.16), and (iv) make disclosure to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information received by it from any of the Agents or any Lender.
     14.17 Direct Website Communications.
(a)	(i) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under the Credit Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under the Credit Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of the Credit Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at (212) 461-7760, Attn: Relationship Manager/McJunkin. Nothing in this Section 14.17 shall prejudice the right of the Borrower, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
     (b) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 14.16.
     (c) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the platform. In no event shall the Administrative Agent, the Collateral Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties (other than trustees and advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.
     (d) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. Notwithstanding the foregoing, the

Borrower shall be under no obligation under this Section 14.17 (d) to indicate any document or notice as containing only publicly available information.
     14.18 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.
     SECTION 15. Limitation on Permitted Discretion; Special Provisions regarding Accounts, Inventory, and Application of Collateral Proceeds
     15.1 Accounts and Account Collections.
     (a) At any time that an Event of Default exists or has occurred and is continuing and after notice of such action has been provided to the Borrower, Collateral Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Credit Party or grant any credits, discounts or allowances.
     (b) Collateral Agent shall have the right at any time or times during the continuance of an Event of Default or Cash Dominion Event and after notice of such action has been provided to the Borrower, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, and may communicate directly with any Account Debtor, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, e-mail, facsimile transmission or otherwise. To facilitate the exercise of the right described in the immediately preceding sentence, Borrower hereby agrees to provide Collateral Agent upon request, at any time during the continuance of an Event of Default, the name and address of each material Account Debtor of Borrower or any Borrowing Base Guarantor.
     (c) Within sixty (60) days after the Closing Date (or such later date as the Administration Agent may reasonably agree in writing), the Borrower will, and will cause each of the Guarantors to establish and maintain, at its sole expense, blocked accounts or lockboxes and related deposit accounts (in each case, “Blocked Accounts”) with such banks as are reasonably acceptable to Collateral Agent into which Borrower and the Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Credit Parties. All proceeds of the Loans shall be deposited into a Blocked Account. Borrower and Guarantors shall deliver, or cause to be delivered, to Collateral Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrower or any Guarantor is maintained. Except as permitted by Section 15.1(d)(iii), Borrower and Guarantors shall not establish any deposit accounts after the Closing Date, unless Borrower or Guarantor

(as applicable) have complied in full with the provisions of this Section 15.1 with respect to such deposit accounts.
     (d) At all times after the initial Blocked Accounts are established pursuant to the foregoing paragraph (c), Borrower and each Guarantor shall maintain a cash management system which is acceptable to the Administrative Agent and the Collateral Agent (the “Cash Management System”). The Cash Management System shall contain, among other things, the following:
     (i) With respect to the Blocked Accounts of Borrower and such Guarantors as the Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, pursuant to the applicable Control Agreement, to forward daily all amounts in each Blocked Account to one Blocked Account designated as concentration account in the name of Borrower (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for Borrower (the “Concentration Account Bank”). The Concentration Account Bank shall agree, pursuant to the applicable Control Agreement from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice may be given by Collateral Agent at any time during the existence of a Cash Dominion Event) and so long as such Cash Dominion Event is continuing, to forward daily all amounts in the Concentration Account to the account designated as collection account (the “Collection Account”) which shall be under the exclusive dominion and control of the Collateral Agent; provided that at any time when no Cash Dominion Event is continuing, the balance standing to the credit of the Concentration Account shall be distributed as directed by the Borrower in accordance with this Section 15.1;
     (ii) With respect to the Blocked Accounts of such Guarantors as the Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of an Activation Notice from the Collateral Agent (which Activation Notice may be given by Collateral Agent at any time during the existence of a Cash Dominion Event) and so long as such Cash Dominion Event is continuing, to forward all amounts in each Blocked Account to the Collection Account and to commence the process of daily sweeps from such Blocked Account into the Collection Account; and
     (iii) Any provision of this Section 15.1 to the contrary notwithstanding, Credit Parties may maintain payroll accounts, trust accounts or other accounts that are not a part of the Cash Management Systems or subject to a Control Agreement provided that no Credit Party shall accumulate or maintain cash in such accounts (other than cash not constituting proceeds of Collateral or Loans) as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements plus $1,000,000 in the aggregate for all such accounts.

     (e) At all times following the establishment of the Cash Management System pursuant to this Section 15.1 and after the occurrence and during the continuation of a Cash Dominion Event, on each Business Day, at or before 1:00 p.m. New York City time, the Collateral Agent shall apply all funds received in the Collection Account on a daily basis to the repayment (by transferring same to the account of or pursuant to direction of Administrative Agent) of (i) first, fees and reimbursable expenses of Agents then due and payable; (ii) second, to interest then due and payable on all Loans, (iii) third, the Swing Line Loans, (iv) fourth, ABR Loans (including Protection Advances), (v) fifth, LIBOR Loans, together with all accrued and unpaid interest thereon, and (vi) last, other amounts which are then due and owing by the Borrower hereunder or under any other Credit Document, in each case without a reduction in the Revolving Commitments; all further funds received in any of the Collection Account shall, unless an Event of Default has occurred and is continuing, be transferred or applied by the Collateral Agent in accordance with the directions of Borrower or the respective other Borrowing Base Guarantor. If an Event of Default has occurred and is continuing, the Collateral Agent shall not transfer or apply any such funds from the Collection Account in accordance with such directions unless the Administrative Agent and the Collateral Agent determine to release such funds to Borrower. Absent any such determination by the Administrative Agent and the Collateral Agent, all such funds in the Collection Account shall be transferred to the Cash Collateral Account to be applied to the Obligations as they come due (whether at stated maturity, by acceleration or otherwise). If consented to by the Administrative Agent, the Collateral Agent and the Required Lenders, such funds in the Cash Collateral Account may be released to Borrower.
     (f) Borrower and its directors, employees, agents and other Affiliates and Guarantors shall, acting as trustee for Collateral Agent, receive, as the property of Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control and, following the establishment of the Cash Management Systems pursuant to this Section 15.1, within three (3) Business Days after receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent.
     15.2 Limitation on Permitted Discretion..
     (a) The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts and Eligible Inventory from time to time in its Permitted Discretion. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts and Eligible Inventory, in its Permitted Discretion, subject to clause (vi) of the proviso to Section 14.1.
     (b) Notwithstanding the foregoing or any provision in this Agreement to the contrary, circumstances, conditions, events or contingencies arising prior to the Closing Date and disclosed to the Co-Lead Arrangers, Administrative Agent or Collateral Agent prior to the Closing Date shall not be the basis for any establishment or modification of

Reserves, eligibility criteria or advance rates unless (i) in the case of Reserves and eligibility criteria, such Reserves or eligibility criteria were established on the Closing Date or (ii) such circumstances, conditions, events or contingencies shall have changed in a material respect since the Closing Date.
     (c) Any exercise of Permitted Discretion shall be based on a good faith reasonable determination of the Administrative Agent that (i) the circumstances, conditions, events or contingencies giving rise thereto will or reasonably could be expected to adversely affect a material portion of the value of the Eligible Accounts or Eligible Inventory, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount the Secured Parties would likely receive in the liquidation of any material portion of Eligible Accounts or Eligible Inventory and (ii) the proposed action to be taken by the Administrative Agent to mitigate the effects described in clause (i) (including the amount of any Reserve) bears a reasonable relationship to the circumstance, condition, event or other contingency that is the basis therefor.
     (d) Upon delivery of notice to Borrower by the Administrative Agent of its intent to establish or increase a Reserve, the Administrative Agent shall be available to discuss the proposed Reserve or increase, and the Borrower may take such action as may be required so that the circumstance, condition, event or other contingency that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish or change such Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the circumstance, condition, event or other contingency that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower.

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

MCJUNKIN CORPORATION
By:	/s/ J.F. UNDERHILL
	Name:	J.F. Underhill
	Title:	Chief Financial Officer
[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Lead Arranger and Joint Bookrunner
By:	/s/ WALTER A. JACKSON
	Name:	Walter A. Jackson
	Title:	Authorized Signatory

By:
Name:
Title:

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

THE CIT GROUP/BUSINESS CREDIT, INC., as Administrative Agent and Co-Collateral Agent
By:	/s/ CYNTRA A. TRANI
	Name:	Cyntra A. Trani
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Co-Collateral Agent
By:	/s/ J.L. BARTHOLOMEW
	Name:	J.L. Bartholomew
	Title:	Senior Vice President
[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

LEHMAN BROTHERS INC., as Co-Lead Arranger and Joint Bookrunner
By:	/s/ LAURIE PERPER
	Name:	Laurie Perper
	Title:	Senior Vice President
[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Syndication Agent
By:	/s/ JOY L. BARTHOLOMEW
	Name:	Joy L. Bartholomew
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Allied Irish Banks, p.l.c., as a Lender
By:	/s/ ALBERT D. PEREZ
	Name:	Albert D. Perez
	Title:	Vice President

By:	/s/ EANNA P. MULKERE
	Name:	Eanna P. Mulkere
	Title:	Assistant Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender
By:	/s/ JOY L. BARTHOLOMEW
	Name:	Joy L. Bartholomew
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Bank of Oklahoma, N.A. as a Lender
By:	/s/ DAN HUGHES
	Name:	Dan Hughes
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Branch Banking & Trust Company, as a Lender
By:	/s/ STEPHANIE J. COOK
	Name:	Stephanie J. Cook
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Burdale Financial Limited, as a Lender
By:	/s/ DAVID GRENDE
	Name:	David Grende
	Title:	Managing Director

By:	/s/ JASON D. SCHICK
	Name:	Jason Schick
	Title:	Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender
By:	/s/ CHRISTOPHER C. PATTERSON
	Name:	Christopher C. Patterson
	Title:	Global Operations Manager — Capital Markets

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender
By:	/s/ CYNTRA A. TRANI
	Name:	Cyntra A. Trani
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Citizens Bank, as a Lender
By:	/s/ TIMOTHY D. HANCHETT
	Name:	Timothy D. Hanchett
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

City National Bank of West Virginia, as a Lender
By:	/s/ JACK CAVENDER
	Name:	Jack Cavender
	Title:	Executive Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Fifth Third Bank an Ohio Banking Corporation, as a Lender
By:	/s/ WILLIAM R. HARROD
	Name:	William R. Harrod
	Title:	Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

General Electric Capital Corporation, as a Lender
By:	/s/ MARTIN J. MAHONEY
	Name:	Martin Mahoney
	Title:	Duly Authorized Signatory

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

The Huntington National Bank, as a Lender
By:	/s/ L. BLAIR DEVAN
	Name:	L. Blair DeVan
	Title:	Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Israel Discount Bank of New York, as a Lender
By:	/s/ RAHUM N. WILLIAMS
	Name:	Rahum N. Williams
	Title:	Vice President

By:	/s/ JEFFREY S. ACKERMAN
	Name:	Jeffrey S. Ackerman
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

JPMorgan Chase Bank, N.A., as a Lender
By:	/s/ KIM NGUYEN
	Name:	Kim Nguyen
	Title:	Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Mizuho Corporate Bank, as a Lender
By:	/s/ JAMES R. FAYEN
	Name:	James R. Fayen
	Title:	Deputy General Manager

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

National City Business Credit, Inc., as a Lender
By:	/s/ THOMAS J. EVANS
	Name:	Thomas J. Evans
	Title:	Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

North Fork Business Capital Corporation, as a Lender
By:	/s/ MICHAEL S. BURNS
	Name:	Michael S. Burns
	Title:	Senior Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

PNC Bank, National Association, as a Lender
By:	/s/ SAM V. TRABERMAN
	Name:	Sam V. Traberman
	Title:	Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

RZB Finance LLC, as a Lender
By:	/s/ SHIRLEY M. RITCH
	Name:	Shirley M. Ritch
	Title:	Assistant Vice President

By:	/s/ NICOLAS M. MORIATIS
	Name:	Nicolas M. Moriatis
	Title:	Group Vice President Controller

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

United Bank, Inc, as a Lender
By:	/s/ JAMES A. WARD
	Name:	James A. Ward
	Title:	Vice President

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

UPS Capital Corporation, as a Lender
By:	/s/ JOHN P. HOLLOWAY
	Name:	John P. Holloway
	Title:	Director of Portfolio Management

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

Wachovia Bank National Association, as a Lender
By:	/s/ STEVEN J. HAAS
	Name:	Steven J. Haas
	Title:	Director

[SIGNATURE PAGE TO MCJUNKIN REVOLVING CREDIT AGREEMENT]

SCHEDULE 1.1(A) — EXISTING LETTERS OF CREDIT

Beneficiary	Expiration Date	Amount	Purpose	Issuing Bank
Brickstreet	11/1/08	$200,000	Worker’s Comp	JPMorgan Chase
St. Paul Travelers	12/31/07	$1,775,000	Insurance	United Bank
State of West Virginia	1/31/08	$1,000,000	Worker’s Comp	JPMorgan Chase
Sentry Insurance	11/1/08	$75,000	Insurance	JPMorgan Chase
Lumberman’s Mutual	7/1/08	$45,000	Insurance	JPMorgan Chase

SCHEDULE 1.1(B) — BORROWING BASE GUARANTORS

McJunkin Appalachian Oilfield Supply Company
McJunkin Development Corporation
McJunkin Nigeria Limited
McJunkin-Puerto Rico Corporation
McJunkin-West Africa Corporation
Milton Oil & Gas Company
Ruffner Realty Company
Greenbrier Petroleum Corporation
Midway-Tristate Corporation
West Oklahoma PVF Company
Red Man Pipe & Supply Co.
Wesco Acquisition Partners, Inc.

SCHEDULE 1.1(C) — COMMITMENTS AND ADDRESSES OF LENDERS1

Allied Irish Bank, p.l.c.
Bank of America, N.A.
Bank of Oklahoma, N.A.
Branch Banking & Trust Company
Burdale Financial Limited
Caterpillar Financial Services Corporation
The CIT Group/Business Credit, Inc.
Citizens Bank
City National Bank of West Virginia
Fifth Third Bank an Ohio Banking Corporation
General Electric Capital Corporation
The Huntington National Bank
Israel Discount Bank of New York
JPMorgan Chase Bank, N.A.
Mizuho Corporate Bank, Ltd.
National City Business Credit, Inc.
North Fork Business Capital Corporation
PNC Bank, National Association
RZB Finance LLC
United Bank, Inc.
UPS Capital Corporation
Wachovia Bank, National Association

1 Addresses and commitments on file with Administrative Agent.

SCHEDULE 1.1(D) — EXCLUDED SUBSIDIARIES

McJunkin Receivables Corporation
Red Man Pipe & Supply International, Ltd.

SCHEDULE 1.1(E) — COST SAVINGS

12/31/07 — $1,120,357

SCHEDULE 1.1(F) — NON-CORE ASSETS

623,521 shares of common stock of PrimeEnergy Corporation, which comprise approximately 19% of outstanding stock

19/60 ownership interest in Vision Exploration & Production Co., LLC

Hansford Street property and building (1400, 1401 and 1403 Hansford Street, Charleston, WV 25301)

Beekman apartment (575 Park Avenue, Apt. 401, New York, NY 10021)

Piedmont Farm (State Route 3, Union, WV)

Vacant lot at Hillcrest Drive (835 Hillcrest Drive, Charleston, WV, 25311)

SCHEDULE 8.12 SUBSIDIARIES

Material
Subsidiary
Name	Owner	Type	(Y/N)
McJunkin Appalachian Oilfield Supply Company	McJunkin Corporation	corporation	Y
McJunkin Nigeria Limited	McJunkin Corporation	corporation	N
McJunkin Development Corporation	McJunkin Corporation	corporation	N
McJunkin-Puerto Rico Corporation	McJunkin Corporation	corporation	N
McJunkin Receivables Corporation	McJunkin Corporation	corporation	N
McJunkin-West Africa Corporation	McJunkin Corporation	corporation	N
Milton Oil & Gas Company	McJunkin Corporation	corporation	N
Greenbrier Petroleum Corporation	Milton Oil & Gas Company	corporation	N
Ruffner Realty Company	McJunkin Corporation	corporation	N
Midway-Tristate Corporation	McJunkin Appalachian Oilfield Supply Company	corporation	Y
West Oklahoma PVF Company	McJunkin Corporation	corporation	Y
McJunkin de Angola, Lda	McJunkin-West Africa Corporation (49%)/McJunkin Development Corporation (51%)	limited liability company	N
Red Man Pipe & Supply Co.	West Oklahoma PVF Company	corporation	Y
Wesco Acquisition Partners, Inc.	Red Man Pipe & Supply Co.	corporation	N
Red Man Pipe and Supply Canada, Ltd.	Red Man Pipe & Supply Co.	corporation	Y
Midfield Supply ULC	Red Man Pipe and Supply Canada, Ltd.	corporation	Y
Midfield Supply USA, Ltd.	Midfield Supply ULC	corporation	N

Material
Subsidiary
Name	Owner	Type	(Y/N)
Mega Production Testing Inc.	Midfield Supply ULC	corporation	N

Northern Boreal Supply Ltd.	Midfield Supply ULC	corporation	N

Red Man Pipe & Supply International, Ltd.	Red Man Pipe & Supply Co.	corporation	N

Hagan Oilfield Supply Ltd.	Midfield Supply ULC	corporation	N

1048025 Alberta Ltd.	Midfield Supply ULC	corporation	N

1236564 Alberta Ltd.	Midfield Supply ULC	corporation	N

SCHEDULE 9.9 — CLOSING DATE AFFILIATE TRANSACTIONS

None.

SCHEDULE 9.17(C) — POST CLOSING ACTIONS

The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions set forth below as soon as commercially reasonable and by no later than the date set forth opposite such action or such later date as the Administrative Agent may reasonably agree. All documentation shall be in form and substance reasonably acceptable to the Administrative Agent.

Action		Date
1.	Deed of Trust for property located in Davis County, Utah	10 Business Days

2.	Opinion from Utah counsel relating to item (1)	10 Business Days

3.	Indemnity Agreement relating to item (1)	10 Business Days

4.	Title insurance relating to item (1)	10 Business Days

5.	Mortgage for property located in Tulsa County, Oklahoma	10 Business Days

6.	Fixture filing for property located in Tulsa County, Oklahoma	10 Business Days

7.	Opinion from Oklahoma counsel relating to item (5)	10 Business Days

8.	Title insurance relating to item (5)	10 Business Days

9.	Corrective/quit claim vesting deed for Red Man Pipe & Supply Co relating to OK property	10 Business Days

10.	Deed of Trust Amendment for property located in Harris County, Texas	10 Business Days

11.	Title Insurance relating to item (10)	10 Business Days

12.	Mortgage Amendment for property located in West Baton Rouge Parish, Louisiana	10 Business Days

13.	Title insurance relating to item (12)	10 Business Days

14.	Deed of Trust Amendment for property located in Kanawha County, West Virginia	10 Business Days

15.	Title insurance relating to item (13)	10 Business Days

16.	Deed of Trust Amendment for property located in Putnam County, West Virginia	10 Business Days

17.	Title insurance relating to item (16)	10 Business Days

18.	Delivery of original stock certificates, and and executed stock powers in blank, for Red Man Pipe & Supply Co., Wesco Acquisition Partners, Inc., Red Man Pipe & Supply Canada, Ltd. and	3 Business Days

2

West Oklahoma PVF Company
19. Releases of mortgages set forth on Schedule 10.2, other than those mortgages relating to the Oklahoma and Utah properties which shall be released within 10 Business Days of the closing	20 Business Days
20. Termination of fixture filings relating the terminated Bank of America revolving loan and security agreement naming Red Man Pipe & Supply Co. and its Subsidiaries as debtor, other than that fixture filing relating to the Utah property, which shall be released within 10 Business Days of the closing
20 Business Days
21. Loss payable endorsements contemplated by Section 6.14	10 Business Days
22. Delivery of documents effecting name change of McJunkin Corporation	5 Business Days
23. Certified copies of name change certificate for recording in all necessary county recorder offices	5 Business Days
24. Ministerial revisions to insurance certificates as agreed	5 Business Days
25. Payment of final, approved title company invoice	10 Business Days
26. Execute and deliver title company closing instructions	10 Business Days

SCHEDULE 10.1 — CLOSING DATE INDEBTEDNESS
Letters of Credit

Beneficiary	Expiration Date	Amount	Purpose	Issuing Bank

Brickstreet	11/1/08	$200,000	Worker’s Comp	JPMorgan Chase

St. Paul Travelers	12/31/07	$1,775,000	Insurance	United Bank

State of West Virginia	1/31/08	$1,000,000	Worker’s Comp	JPMorgan Chase

Sentry Insurance	11/1/08	$75,000	Insurance	JPMorgan Chase

Lumberman’s Mutual	7/1/08	$45,000	Insurance	JPMorgan Chase

Capital Leases

Lease Expiration
Warehouse	State	County	Lessor	Date
Little Rock	AR	Pulaski	Hansford Associates, LP	12/31/2016

Bakersfield	CA	Kern	Hansford Associates, LP	3/31/2012

Augusta	GA	Richmond	Hansford Associates, LP	12/31/2009

Granite City	IL	Madison	Hansford Associates, LP	9/30/2009

Calvert City	KY	Marshall	Hansford Associates, LP	10/31/2011

Cleveland	OH	Summit	Hansford Associates, LP	10/31/2010

North Charleston	SC	Charleston	Hansford Associates, LP	12/31/2009

LaMarque	TX	Galveston	Hansford Associates, LP	12/31/2012

Rock Springs	WY	Sweetwater	Hansford Associates, LP	3/31/2012

Miscellaneous

Commitment/
Original
Debtor	Debt Description	Principal	Lender/Obligee	Date

Midfield Supply ULC	Loan and Security Agreement	CAD $150,000,000	Bank of America N.A.	11/2/06

Midfield Supply ULC	Revolving Term Loan Facility	CAD $15,000,000	Alberta Treasury Branch	5/17/07

Midfield Supply ULC	Note Payable	CAD $2,500,000	Dougins Halwa, Daryl Loney, Don Dashney	3/31/07

Midfield Supply ULC	Note Payable	CAD $750,000	Selling shareholders of Hagan Oilfield	4/3/07

Midfield Supply ULC	Note Payable	CAD $16,389,500	Midfield Holdings, Inc.	11/2/06

Midfield Supply ULC	Note Payable	CAD $8,156,115	Midfield Holdings, Inc.	4/27/07

SCHEDULE 10.2 — CLOSING DATE LIENS

Miscellaneous

Debtor	Debt Description	Commitment	Lender/Obligee	Date
Midfield Supply ULC	Loan and Security Agreement	CAD $150,000,000	Bank of America, N.A.	11/2/06
Midfield Supply ULC	Revolving Term Loan Facility	CAD $15,000,000	Alberta Treasury Branch	5/17/07
Red Man Pipe & Supply Co. and its Subsidiaries	Mortgages relating to the terminated Bank of America revolving loan and security agreement, to the extent such mortgage releases are not filed on the Closing Date	N/A	Bank of America, N.A.	N/A
Midfield Supply USA, Ltd.	All indebtedness and proceeds relating thereto of Canadian Advanced Inc. owing to the Debtor	N/A	Canadian Western Bank	N/A
Midfield Supply USA, Ltd.	All indebtedness and proceeds relating thereto of Stanley Smith Professional Corporation owing to the Debtor	N/A	HSBC Bank Canada	N/A

SCHEDULE 10.5 — CLOSING DATE INVESTMENTS

1. Investments held by McJunkin Corporation

Investment	Percentage Of Interest
Greenbrier Development Drilling Partners 1976 P.O. Box 513 Charleston, West Virginia 25322	47 Units, 8.07%

W.T. Massey 200 N.W. 66th, Suite 935 Oklahoma City, Oklahoma 73116	Own various overriding royalty interests in oil and gas wells in Oklahoma

&

H.A. Moore 4013 N.W. Expressway Suite 605 Oklahoma City, Oklahoma 73116	Own various overriding royalty interests in oil and gas wells in Oklahoma.

PrimeEnergy Corporation One Landmark Square Stamford, Connecticut 06901	Purchased 49.8% interest in K.R.M. Petroleum Company in 1984. Name changed on 5/17/90 from K.R.M. Petroleum to PrimeEnergy (percentage owned approximately 19.33% as of 11/13/06

2. Investments held by Milton Oil & Gas Company, a wholly owned subsidiary of McJunkin Corporation:

Investment	Percentage Of Interest
Butcher & Singer C/O Butcher & Singer, Inc. 211 South Broad Street Philadelphia, Pennsylvania 15105

Buttes 1976-1 (931)	Overriding royalty interest

Cabot Oil & Gas Corporation (formerly Appalachian Exploration & Development) C/O Cabot Petroleum Corporation Joint Interest Section 921 Main Street, Suite 900 Houston, Texas 77002

B & H Partnership (935)	60% working interest

Investment	Percentage of Interest
Milton Option (938) P & H Partnership (942)	60% working interest 60% working interest

Dunne Equities C/O Dunne Equities 8100 E. 22nd Street North Building 1100 Wichita, Kansas 67226 Currently (16) Productive Wells/Programs	Various %

Quad D Operating P.O. Box 5567 Huntington, West Virginia 25703 Closterman M-1 And M-2 (952) Closterman M-3 And M-4 (953) Closterman M-5 (954) Closterman M-6 (955) D.P. Morris Lease Well (956)	25% working interest 18.75% working interest 18.75% working interest 18.75% working interest 25% working interest

Devon Energy Production Co LP 20 North Broadway Oklahoma City, Oklahoma 73102 Clifton #1 (946) Hawkins #1 (948) Prichard #1 (949), #2, #3 Whisenhunt (950) Clifton #2 (947) Clifton #3 (951)	0.90868% working interest 1.82364% working interest 0.32835% over-riding royalty interest 0.161948% over-riding royalty interest 1.0138% working interest 1.0447% working interest

3. Investments held by Ruffner Realty Company, a wholly owned subsidiary of McJunkin Corporation:

Investment	Percentage of Interest
Auburn Lakes — Cost Basis 185 Acres + 370 Units Condominium 2901 Cedar Road Cleveland, Ohio	2.08%

First Interstate Elyria Shopping Center Elyria, Ohio	1.04%

First Interstate Hawthorne — Cost Basis	1.85%

Investment	Percentage Of Interest
Equity Investors Shopping Center 29425 Chagrin Boulevard Cleveland, Ohio
First Interstate Mentor Centers Equity Investors Shopping Center 29425 Chagrin Boulevard Cleveland, Ohio	1.39%
Merc-Ex Investors Ltd. Partnership. - Cost Basis Equity Investors, Inc. Apartment Complex Beachwood, Ohio	7.75%
One Congress Square - Cost Basis Sovereign Realty Office Building - Historic Structure Chicago, Illinois	1.5%

4.	Investments held by Midfield Supply ULC, a non-wholly owned subsidiary of McJunkin Corporation:

Investment	Percentage Of Interest
Altus Energy Services, Inc. 1,000,000 shares of common stock	Not Available
Altus Energy Services, Inc. Warrants with respect to 1,000,000 shares of common stock	Not available
Energize Oil & Gas	6.6% equity interest
Brooks, Clay & Feathers Ltd.	6.6% equity interest

SCHEDULE 10.11 — CLOSING DATE RESTRICTIONS

None.